Privileged Attorney-Client
Communication

EXHIBIT 10.2

INFORMATION TECHNOLOGY SERVICES
AGREEMENT
between
ADVANCED MEDICAL OPTICS, INC.
and
SIEMENS BUSINESS SERVICES, INC.*

Dated August 23, 2002

*CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

INFORMATION
TECHNOLOGY SERVICES AGREEMENT

          This Information Technology Services Agreement (the “Agreement”) dated as of August 23, 2002, is by and between ADVANCED MEDICAL OPTICS, INC. a Delaware corporation, having an office address at 1700 East Saint Andrew Place, Santa Ana, CA  92705 (“AMO”) and SIEMENS BUSINESS SERVICES, INC., a Delaware corporation having an office address at 101 Merritt 7, 6th Floor, Norwalk, CT 06581 (“Vendor”).

RECITALS:

          In response to AMO’s Request for Proposal, dated March 22, 2002, Vendor submitted its proposal to provide certain information technology-related services to AMO;

          Based on the proposal, AMO and Vendor have engaged in negotiations that have culminated in the formation of the relationship described in this Agreement;

          Vendor desires to provide to AMO, and AMO desires to obtain from Vendor, services relating to information technology as described in this Agreement, on the terms and conditions set forth in this Agreement; and

          AMO and Vendor are desirous of forming a relationship to be governed by this Agreement with respect to the provision by Vendor to AMO, and certain other designated entities, of services relating to information technology as described in this Agreement.

          In consideration of the agreements set forth below, AMO and Vendor agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

          1.01      Definitions.

          The following defined terms used in this Agreement shall have the meanings specified below:

          “Additional Designated Vendor Service Location(s)” means any location other than a Designated Vendor Service Location or an AMO Service Location from which Vendor provides the Covered Services.

          “Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

          “AMO” means Advanced Medical Optics, Inc.

          “AMO Agents” means the agents, subcontractors and representatives of AMO, other than Vendor and Vendor Staff.

          “AMO Competitor or AMO Competitors” means the following entities and any of their successors and Affiliates as communicated in writing by AMO to Vendor from time to time: Alcon Inc., Arrow International, Inc., Bausch & Lomb Inc., Boston Scientific Corporation, Conmed Corporation, Cooper Companies, Edwards Lifesciences Corporation, Ocular Sciences, Inc., St. Jude Medical, Inc., VISX, Inc., and Zimmer Holdings, Inc.  AMO may update the foregoing list up to four (4) times each Contract Year with entities that have a material presence in development, manufacturing, and marketing of medical devices for the eye and contact lens care products.

          “AMO Controlled Affiliate” means any person, partnership, joint venture, corporation, or other form of enterprise, domestic or foreign, including subsidiaries, of, or in, which AMO directly or indirectly owns a *** percent or more equity or other interest therein including functional entities and units thereof.

          “AMO Data” means all data and information (where such information is stored or transmitted electronically) (1) submitted to Vendor or Vendor Staff by the AMO Entities or agents of the AMO Entities in connection with this Agreement or (2) obtained, developed or produced by Vendor or Vendor Staff in connection with this Agreement, or residing on the Vendor Provided Systems in connection with this Agreement, including with respect to (1) and (2) hereof, data and information (where such information is stored or transmitted electronically) relating to the AMO Entities’ customers, employees, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs and finances, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter, patents and other intellectual property and proprietary information.

          “AMO Entities” means, collectively, (1) AMO, (2) all AMO Controlled Affiliates, and (3) such other entities or units of AMO or Business Third Parties as may be specified by AMO to receive the Covered Services pursuant to this Agreement.

          “AMO Equipment” means all Equipment that is owned or leased by an AMO Entity and that is at any Vendor Designated Service Location, any Additional Vendor Designated Service Location or any other facility of Vendor or any Vendor Staff in connection with this Agreement.

          “AMO Manager” shall have the meaning set forth in Section 6.01.

          “AMO Proprietary Software” means the Software and Related Documentation owned, acquired or developed by any of the AMO Entities and used to provide the Covered Services, as set forth in Schedule 14.01 and that is mutually agreed to in writing by the parties from time to time to be used to provide the Covered Services.

          “AMO Service Location(s)” means any one of the AMO service locations set forth in the SOW.

          “AMO Software” means the AMO Proprietary Software and the AMO Third Party Software.

          “AMO Third Party Software” means the Software and Related Documentation that is licensed or leased by any of the AMO Entities from a third party and used to provide the Covered Services, as set forth in Schedule 14.01 and that is mutually agreed to in writing by the parties from time to time to be used to provide the Covered Services.

          “AMO’s Regulatory Requirements” means the laws, rules and regulations on an international, Federal, state and local level to which the AMO Entities are required to submit or voluntarily submit from time to time by reason of the nature of their business.

          “Amortized Costs” means that part of the Base Charges attributable to all Charges for Transition Services, as amortized over the first *** Contract Years of the Initial Term, as such are set forth in Section 8.1 of the SOW.

          “Authorized Users” means users of the Services, as specified by AMO, within and outside the AMO Entities including their employees, consultants, business units, suppliers, customers, partners, contractors, and joint ventures.

          “Base Charges” means, for the Designated Services, the total Vendor price for performing services for AMO in a given month, including any Amortized Costs, which is associated with the Service Levels and the Vendor responsibilities established as of the Effective Date, as the same is further described and specified as the “Total Required Services” in Section 8.1 of the SOW and those applicable incremental fees as set forth in Section 8.3 of the SOW.

          “Business Third Parties” means any Person with whom AMO or any AMO Controlled Affiliate conducts business or who assists AMO and/or any AMO Controlled Affiliate in the conduct of their business.

          “Change(s)” means any change, action, or decision of the Vendor with respect to the provision of the Covered Services or to the Software or Equipment used to provide the Covered Services, the Services, or to the Service Levels, and which requires the AMO Entities to change the way they conduct their operation or their Application Software, increases charges or costs to AMO, or adversely affects the regulatory compliance of AMO.

          “Change Control Procedures” means the written description of the change control procedures applicable to any Changes under this Agreement.

          “Change in Control” means, respectively, the (1) consolidation or merger of Vendor or Vendor’s ultimate parent or AMO, with or into any entity, (2) sale, transfer or other disposition of all or substantially all of the assets of Vendor or Vendor’s ultimate parent (provided that it shall not be deemed a change of control if such sale, transfer or other disposition is to a wholly owned subsidiary of Vendor or of Vendor’s ultimate parent), or (3) acquisition by any entity, or group of entities acting in concert, of beneficial ownership of *** or more of the outstanding voting securities or partnership interests of Vendor or Vendor’s ultimate parent or AMO.

          “Charges” means the Base Charges and any other amounts payable by AMO to Vendor pursuant to this Agreement or any part thereof.

          “Claim” means any written demand or claim, or any civil, criminal, administrative or investigative action or proceeding.

          “Confidential Information” of AMO or Vendor means all information and documentation of AMO and Vendor, respectively, whether disclosed to or accessed by AMO or Vendor in connection with this Agreement (1) with respect to AMO, including, all AMO Data and all information of AMO or their customers, suppliers, contractors and other third parties doing business with AMO, and any other information of AMO or their customers, suppliers, contractors and all other third parties doing business with AMO that is not permitted to be disclosed to third parties under local laws or regulations; and (2) with respect to AMO and Vendor, the terms of this Agreement including any subsequent pricing and statements of work hereunder; and (3) with respect to Vendor, any information developed without reference to AMO or without reference to or use of AMO’s information; and (4) with respect to Vendor, any materials, software or solutions developed for AMO or any of the AMO Entities (excluding (a) all reports required hereunder, all Work Product and all Developed Software, and (b) all information listed in item (1) that is incorporated or contained in such materials, software or solutions) provided that if disclosed in tangible form such items are clearly marked as confidential or proprietary or, if orally disclosed, Vendor confirms the confidential nature of such information within thirty (30) days of such disclosure.

          “Consents” means all licenses, consents, authorizations and approvals that are necessary to allow (1) Vendor and Vendor Staff to use (a) AMO Entities’ owned and leased assets, (b) the services provided for the benefit of the AMO Entities under the AMO Entities’ third party services contracts, (c) the AMO Software, (d) any Vendor Software and Tools and (e) any assets owned or leased by Vendor, (2) Vendor to manage and administer the AMO Third Party Software pursuant to Section 14.01, (3) Vendor and Vendor Staff to (a) use any third party services retained by Vendor to provide the Covered Services and (b) assign to the AMO Entities the Developed Software and the Work Product and (4) the AMO Entities and AMO Agents to use the Vendor Third Party Software after the expiration or termination of this Agreement.

          “Contract Managers” means the AMO Manager and the Vendor Contract Manager, collectively.

          “Contract Year” means each twelve (12) month period commencing on the Transition Date and thereafter upon the completion of the immediately preceding Contract Year.

          “Covered Services” means the Services, the Termination Assistance Services, or both.

          “Customer Satisfaction Index Survey” shall have the meaning set forth in Section 9.01.

          “Data and Systems Safeguards” shall have the meaning set forth in Section 10.03(1).

          “Default Cure Period” shall have the meaning set forth in Section 25.05.

          “Default Notice” shall have the meaning set forth in Section 25.05.

          “Designated Service Levels” means the service levels and standards for the performance of the Designated Services set forth in Schedule 8.01.

          “Designated Services” shall have the meaning set forth in Section 3.01.

          “Designated Vendor Service Location(s)” means any Vendor service location expressly set forth in the SOW.

          “Developed Software” means any Software, modifications or enhancements to Software and Related Documentation developed pursuant to a project or the Change Control Procedures under this Agreement, or at the written request of and developed specifically for any of the AMO Entities under this Agreement, by or on behalf of (1) Vendor, (2) Vendor Staff, (3) Vendor and the AMO Entities or AMO Agents jointly, (4) Vendor Staff and the AMO Entities or AMO Agents jointly or (5) Vendor, Vendor Staff, the AMO Entities and AMO Agents jointly.

          “Disclosing Party” shall have the meaning set forth in Section 21.01.

          “Dispute” shall have the meaning set forth in Section 24.01.

          “DRP” means the disaster recovery plan as described in Schedule 3.08.

          “Effective Date” shall have the meaning set forth in Section 2.01.

          “End Date” means the later of (1) the expiration or termination of this Agreement or (2) the last day of the Termination Assistance Period.

          “Equipment” means (i) computers and related equipment or hardware, including central processing units, servers and other processors, controllers, personal computers, notebook computers, printers, engineering work stations, routers, modems, related interconnectivity and communications equipment, telecommunications equipment (voice, data and video), telephone handsets, PBX switchboards, panels, cables, storage devices, printers, terminals, LAN switches, SAN equipment, storage subsystems, tape and other backup and/or archive equipment, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission and retrieval of information and data and (ii) any associated peripherals and connecting equipment, either owned or leased, used in connection with the items described in clause (i) above.

          “Force Majeure Event” shall have the meaning set forth in Section 17.01.

          “Governmental Approval” means any license, consent, permit, approval or authorization of any person or entity, or any notice to any person or entity, the granting of which is required by applicable law, rule or regulation, including AMO’s Regulatory Requirements, for the initiation or consummation of the transactions contemplated by this Agreement.

          “Improved Technology” means any information technology developments, including new developments or enhancements in methodologies, processes, Software, Equipment, telecommunications services or other information technology and services, that could reasonably be expected to have an impact on AMO’s or any of the AMO Controlled Affiliates’ businesses, to the extent known and made available within the Vendor or by Vendor.

          “Indemnified Component” shall have the meaning set forth in Section 27.03.

          “Indemnified Party” shall have the meaning set forth in Section 27.04.

          “Indemnifying Party” shall have the meaning set forth in Section 27.04.

          “Industry Specific Data Security Laws” shall have the meaning set forth in Section 10.03(1).

          “Initial Agreement Expiration Date” shall have the meaning set forth in Section 2.01.

          “Initial Term” shall have the meaning set forth in Section 2.01.

          “Interest” means interest at a rate of *** more than the prime rate as established by a source selected by AMO and reasonably approved by Vendor, but in no event to exceed the highest lawful rate of interest.

          “Issue Date” shall have the meaning set forth in Section 24.01.

          “Judgments” means any judgment, writ, order, injunction, award or decree of or by any court, justice or magistrate, including any bankruptcy court or judge.

          “Losses” means and includes any and all losses, assessments, fines, penalties, liabilities, deficiencies, interest, payments, costs and expenses (including costs of settlement, and reasonable and actual attorneys’ fees, accounting fees, and expert costs and fees) incurred or accrued in connection with Claims that are the subject of indemnification under this Agreement.

          “Modified Services” means any changes to the Designated Services requested by AMO that do not materially alter the scope of the Designated Services or do not otherwise increase the cost of the Designated Services to Vendor or adversely and materially affect Vendor’s ability to meet the Service Levels.

          “Out-of-Scope Service(s)” means any service that is outside the scope of the Designated Services.

          “Out-of-Scope Service Level(s)” means any service level and standard of performance as may be established by Vendor and AMO in connection with an Out-of-Scope Service, as described in Section 8.02.

          “Parties” means AMO and Vendor, collectively.

          “Party” means either AMO or Vendor, as applicable.

          “Person” means any (i) human being or (ii) general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

          “Policy and Procedures Guide” shall have the meaning set forth in Section 13.01.

          “Pre-Approved Subcontractors” shall have the meaning set forth in Section 12.04(3).

          “Privileged Work Product” shall have the meaning set forth in Section 21.02.

          “Project Staff” means the employees of Vendor and Vendor Staff who provide the Covered Services.

          “Recipient” shall have the meaning set forth in Section 21.01.

          “Related Documentation” means, with respect to Software and Tools, all materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describes the function and use of such Software or Tools, as applicable.

          “Retained Costs” shall have the meaning set forth in Section 18.02.

          “Service Levels” means the Designated Service Levels and the Out-of-Scope Service Levels, collectively.

          “Service Level Credits” means the performance credits set forth in Schedule 8.01.

          “Service Location(s)” means any AMO Service Location, Designated Vendor Service Location or Additional Designated Vendor Service Location, as applicable.

          “Services” means the Designated Services and those Out-of-Scope Services actually provided by Vendor and/or Vendor Staff, collectively.

          “Software” means the source code and object code version of any applications programs, operating system software, computer software languages, utilities, other computer programs and Related Documentation, in whatever form or media, including the tangible media upon which such applications programs, operating system software, computer software languages, utilities, other computer programs and Related Documentation are recorded or printed, together with all corrections, improvements, updates and releases thereof.

          “SOW” means the Statement of Work attached as Exhibit B.

          “Subcontractors” means any Person providing a portion of the Covered Services for or on the behalf of Vendor with respect to Vendor’s performance of the Covered Services under this Agreement.

          “System Software” means those programs, including documentation and materials, that perform tasks basic to the functioning of the Equipment and that are required to operate AMO Software, Vendor Software, and Developed Software.  It also includes software utilities and tools that are used to manage, measure, monitor, and provide alerts regarding Equipment or network performance, utilization, or capacity.

          “Systems” means the Software and the Equipment, collectively, used to provide the Covered Services.

          “Term” means the Initial Term and any renewal or extension of the Initial Term pursuant to Section 2.02.

          “Termination Assistance Period” means a period of time designated by AMO, commencing on the date a determination is made that there will be an expiration or termination of this Agreement and continuing for up to *** after the expiration or termination of this Agreement, during which Vendor shall provide the Termination Assistance Services in accordance with Article 26.

          “Termination Assistance Services” means the following services: (1) the Services, to the extent AMO requests such Services or any part of the Services during the Termination Assistance Period, (2) Vendor’s cooperation with AMO or another service provider designated by AMO in the transfer of the Services to AMO or such other service provider in order to facilitate the transfer of the Services to AMO or such other service provider and (3) any Out-of-Scope Services reasonably requested by AMO in order to facilitate the transfer of the Services to AMO or another service provider designated by AMO.

          “Tools” means any tools, know-how, methodologies, processes, technologies or algorithms and Related Documentation used by Vendor to develop Software, test Software, engineer business processes or perform any other function in providing the Covered Services.

          “Transition Acceptance Criteria” means (i) the requirements for the Services and the obligations of Vendor and Vendor Staff set forth in the SOW and Transition Plan, and (ii) a level of performance of the Services and a level of operability, reliability and functionality of the Systems that meets or exceeds the documented level of service as previously provided to AMO by Allergan, Inc. (and its service providers) and the documented level of operability, reliability and functionality of the systems previously accessed and used by AMO (and its employees) in connection with such services.  In the event that AMO provides notice of non-conformity with the Transition Acceptance Criteria, such notice if pursuant to item (ii) above shall include the supporting documentation mentioned in item (ii) above.

          “Transition Date” means the date Vendor has performed all functions and services necessary to accomplish the transition of AMO’s Designated Services to Vendor and to enable AMO to commence its testing of the Transition Services, as such date is set forth in Section 4.01.

          “Transition Services Acceptance Date” means the date the Covered Services are fully transitioned to Vendor, and Vendor assumes full responsibility for all Covered Services, as such date is set forth in Section 4.01.

          “Transition Phase” means the period of time commencing on the Effective Date and ending on the Transition Date, during which Vendor provides the Transition Services to AMO.

          “Transition Plan” means the transition plan as set forth in Schedule 4.01.

          “Transition Schedule” means the schedule for the transition of services and functions to Vendor from AMO, as set forth in the Transition Plan.

          “Transition Services” shall have the meaning set forth in Section 4.01.

          “Use” means the right to load, execute, store, transmit, display, perform, copy, maintain, modify, enhance, create derivative works, make and have made.

          “Vendor Contract Manager” shall have the meaning set forth in Section 12.01.

          “Vendor Equipment” means the Equipment leased or owned by Vendor and Vendor Staff that are used by Vendor and Vendor Staff to provide the Covered Services.

          “Vendor Governmental Approval” means any license, consent, permit, approval or authorization of any person or entity, or any notice to any person or entity, the granting of which is required by any law, rule or regulation relating to Vendor’s business or the provision of the Covered Services.  For the avoidance of doubt, “Vendor Governmental Approval” shall not include any license, consent, permit, approval or authorization of any person or entity, or any notice to any person or entity, the granting of which is required by any law, rule or regulation specifically relating to AMO’s receipt of the Covered Services or to the development, manufacturing and marketing of medical devices for eye and contact lens care products.

          “Vendor Key Employees” means the Vendor Contract Manager and such other individuals specified in Schedule 12.02, collectively.

          “Vendor Proprietary Software” means all the Software and Related Documentation owned or developed by or on behalf of Vendor identified in the SOW as to be used in connection with the Covered Services and any additional Software and Related Documentation owned or developed by or on behalf of Vendor that the Parties may mutually agree from time to time be used in connection with the Covered Services; and does not include any Developed Software.

          “Vendor Provided Systems” means all computer equipment and software of Vendor and Vendor’s licensors, suppliers and subcontractors used in connection with any of the Covered Services (all of the foregoing including source and object code, operating systems, databases, BIOS and other chips, microcode, firmware, applications programs, utilities, files, archives, tools, screen designs, report forms, compilers, personal computers, LANS, WANs, intranets and internets).

          “Vendor Software” means the Vendor Proprietary Software and the Vendor Third Party Software, collectively.

          “Vendor Staff” means both (i) the employees of Vendor and (ii) the agents, subcontractors, and representatives of Vendor and their employees.

          “Vendor Third Party Software” means all the Software and Related Documentation licensed or leased by Vendor from a third party that is used in connection with (1) the Covered Services or (2) any Vendor  Proprietary Software.

          “Wind Down Costs” means those costs expressly set forth in Schedule 25.01, except to the extent such cost is assumed by any AMO Entity in connection with Section 26.02.

          “Work Product” shall have the meaning set forth in Section 14.05.

1.02	References .

In this Agreement, the Exhibits and the Schedules to this Agreement:

(1)	shall be incorporated into and deemed part of this Agreement and all references to this Agreement shall include Exhibits and the Schedules to this Agreement;

(2)

references to any law, legislative act, rule or regulation means references to such law, legislative act, rule or regulation in changed or supplemented form or to a newly adopted law, legislative act, rule or regulation replacing a previous law legislative act, rule or regulation; and

(3)	references to and mentions of the word “including” or the phrase “e.g.” means “including, without limitation.”

          1.03      Headings.

          The Article and Section headings, Table of Contents and Tables of Exhibits and Schedules are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

          1.04      Interpretation of Documents.

          In the event of a conflict between this Agreement and the terms of any of the Schedules or Exhibits, the terms of this Agreement shall prevail.

ARTICLE II
TERM

          2.01      Initial Term.

          The initial term of this Agreement shall begin on July 23, 2002 (the “Effective Date”) and continue until 12:00 A.M. (Pacific Time) on November 30, 2007 (the “Initial Agreement Expiration Date”), or such earlier date upon which this Agreement may be terminated in accordance with its terms (the “Initial Term”).  The Initial Term includes the Transition Phase, as such is set forth in Article IV.  Unless this Agreement is renewed in accordance with Section 2.02, this Agreement shall terminate at the end of the Initial Agreement Expiration Date or at the end of the then-current Renewal Term, as may be applicable.

          2.02      Renewal and Extension of Agreement

          AMO may in its sole discretion, renew this Agreement for up to two (2) successive periods of one (1) year each (each a “Renewal Term”) by giving Vendor not less than one hundred twenty (120) days notice in writing prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be.

ARTICLE III
DESIGNATED SERVICES

          3.01      Generally.

          Beginning as of the Effective Date and continuing throughout the Term, Vendor shall be responsible for providing to the AMO Entities, as directed by AMO:

(1)	the services described in the SOW;

(2)	those services otherwise identified in this Agreement as being the responsibility of Vendor (including the Transition Services, but excluding the Termination Assistance Services);

(3)

any services, functions or responsibilities not specifically described in this Agreement, but which are an inherent and customary part of, and are required for, the proper performance and delivery of the services described in (1) and (2) above.

          ((1) through (3) together with any Modified Services thereto are collectively referred to herein as the “Designated Services”).

          3.02      Provision of Technology and Improved Practices.

          (1) In providing the Covered Services to the AMO Entities, Vendor shall (a) identify the least cost/highest benefit methods to implement technology changes and introduce proven methodologies in connection with the provision of the Covered Services and to improve the quality and cost effectiveness of the Covered Services, and, upon AMO’s approval, subject to the Change Control Procedures and at no additional cost except as set forth in Section 3.02(3) below, timely implement any such technology changes and proven methodologies as may have been so identified, (b) provide to AMO for AMO’s evaluation in connection with the Covered Services, where possible at no additional cost, the Improved Technology the parties agree to evaluate, and (c) meet with AMO at least once during every ninety (90) day period during the Term in accordance with the procedures agreed upon by the AMO Manager and the Vendor Contract Manager to advise AMO of its activities in conformance with this Section, to discuss the Improved Technology and to inform AMO of any new information technology Vendor is developing or information technology trends and directions of which Vendor is otherwise aware that could reasonably be expected to have an impact on AMO’s or any of its AMO Controlled Affiliates’ businesses.  If AMO elects to incorporate any Improved Technology into the Covered Services hereunder, any such Improved Technology shall be provided to AMO hereunder, subject to the Change Control Procedures set forth in Section 13.02.

          (2) Vendor shall, during the Term, (a) identify industry best practices and ways and means to continuously improve the Service Levels, (b) apply, subject to the Change Control Procedures and ***, such industry best practices and proven improvements, techniques and tools (“Improved Practices”) to improve the Service Levels and to benefit AMO either operationally or financially, (c) timely advise AMO of such Improved Practices, and (d) include such Improved Practices in the reports provided to AMO pursuant to Section 8.04.

          (3)  If AMO elects to incorporate into the Covered Services any Improved Technology or Improved Practice that is specific to AMO and that will not be used by Vendor with *** of its other customers, the Steering Committee shall determine in good faith the appropriate sharing of any costs to implement such Improved Technology or Improved Practice, provided that such determination shall take into account the ability to spread such cost to such other customers or potential customers.  Furthermore, with respect to the incorporation of any Improved Technology or Improved Practice into the Covered Services, the Steering Committee shall determine in good faith the appropriate sharing of each Party’s actual, documented cost savings that may be realized prospectively over the Term; provided however, that in the event AMO makes the entire initial capital investment for such Improved Technology or Improved Practice, then (i) Vendor’s share of such realized cost savings shall in no event exceed ***, and (ii) AMO shall receive a reduction in Base Charges equivalent to not less than *** of such realized cost savings, each effective on the implementation of such Improved Technology or Improved Practice.

          3.03      Licenses and Permits.

(1)	Vendor shall obtain and maintain all Vendor Governmental Approvals.

(2)

Vendor shall be excused from its failure to perform an obligation under this Agreement if and to the extent its performance of such obligation is prevented as a direct result of AMO’s failure to obtain and maintain all Governmental Approvals specifically relating to the AMO Entities’ receipt of the Covered Services or to the development, manufacturing and marketing of medical devices for eye and contact lens care products.

3.04	Changes in Law and Regulations .

(1)

In performing the Covered Services, Vendor shall comply with all laws, regulations and other governmental regulatory requirements applicable to Vendor’s business or its provision of the Covered Services, provided that for the Industry Specific Data Security Laws Vendor is only responsible for complying with the information and instructions provided by AMO in accordance with Section 10.03(1).  In the event of any changes in law, legislative enactments and regulatory requirements, including AMO’s Regulatory Requirements, that may relate to the AMO Entities’ use of the Covered Services or Vendor’s delivery of the Covered Services, Vendor and AMO shall work together to identify the impact of such changes on how the AMO Entities use, and Vendor delivers, the Covered Services.  Vendor shall be responsible for any fines and penalties arising from any noncompliance with any law, legislative enactment or regulatory requirement applicable to Vendor’s business or its provision of the Covered Services, except to the extent such noncompliance was caused by any AMO Entity and provided that, if any such violation relates to a change to any AMO Regulatory Requirement, AMO has informed Vendor of such changed requirements, processes for implementation to accommodate such changes, and if additional resources are required for implementation of such accommodations as determined by the Steering Committee in good faith, AMO will pay Vendor the reasonable costs for such resources as determined by the Steering Committee in good faith.

(2)

Vendor shall, to the extent practicable using commercially reasonable efforts, perform the Covered Services regardless of changes in law, legislative enactments or regulatory requirements, including AMO’s Regulatory Requirements (provided, however, that AMO shall have informed Vendor from time to time in writing of the: (i) then-current AMO Regulatory Requirements and (ii) with respect to the Industry Specific Data Security Laws, the associated safeguard requirements provided by AMO in accordance with Section 10.03(1).  If such changes prevent Vendor from performing a substantial part of its obligations under this Agreement, Vendor may develop and, upon AMO’s approval, implement a suitable workaround until such time as Vendor can perform its obligations under this Agreement without such workaround; provided, however, that if such workaround results in a material increase in the applicable Charges to AMO under this Agreement, then AMO shall have the right to terminate this Agreement with respect to the affected portions of the Covered Services (including all other Covered Services within the same general category, type or tower of services) without regard to Section 25.01; provided, however, that AMO *** to Vendor.  Upon the implementation of such workaround, the Parties shall negotiate and implement an equitable adjustment to the applicable Charges.

3.05	Technical Architecture and P roduct Standards.

          Vendor shall comply with AMO’s information management technical architecture and product standards as may be in effect from time to time during the Term and communicated to Vendor by AMO in writing.

3.06	Steering Comm ittee.

(1)

AMO and Vendor will work together with the goal of establishing a mutually satisfying relationship in which Vendor will supply high quality Services to AMO that consistently meet or exceed the Service Levels.  The Parties will create a Steering Committee consisting of the AMO Manager and Vendor Contract Manager and such additional participants as they shall agree. The Steering Committee shall make all decisions unanimously.  The Steering Committee will meet periodically as mutually agreed for purposes of carrying out the activities under the Agreement.  The Steering Committee will discuss coordination of Vendor’s work under this Agreement; provided that, AMO has the right to set priorities in scheduling such work if such priorities do not adversely affect Vendor’s ability to meet the Service Levels.

(2)	At least once every Contract Year, or on request by AMO after at least thirty (30) days’ notice, Vendor shall meet with AMO in order to (1) explain how the

Systems work and should be operated, (2) explain how the Covered Services are provided and (3) provide such training and documentation as AMO may require to understand and operate the Systems and understand and provide the Covered Services after the expiration or termination of this Agreement.

3.07	Insourcing .

          Upon at least ninety (90) days’ notice to Vendor from AMO, AMO or the AMO Entities may insource or obtain from a third party any portion of the Designated Services, provided that AMO or the AMO Entities may only insource or obtain from third parties in the aggregate a maximum of *** of the Designated Services, with the determination of the actual percentage of the Designated Services insourced to be determined in good faith by the Steering Committee.  Notwithstanding the foregoing, AMO or the AMO Entities may, upon at least thirty (30) days’ notice to Vendor from AMO but without any such cap, insource or obtain from a third party all, or any portion, of those portions of the Covered Services not including the Designated Services.  In the event AMO or an AMO Entity contracts with a third party to perform any of the Covered Services, Vendor shall cooperate in good faith with AMO or the AMO Entity and any such third party, to the extent reasonably required by AMO or the AMO Entity.  Any insourcing of the Covered Services arising out of this Section may result in an appropriate reduction in the Charges as shall be determined in good faith by the Steering Committee, with such determination taking into account any applicable Wind Down Costs.  Vendor will be excused from the performance of the particular insourced portion of the Covered Services, including applicable Service Levels to the extent that such Service Levels apply solely to the insourced portion of the Covered Services.  For Service Levels that apply to more than just the insourced portion of the Covered Services and that are materially and adversely affected by such insourcing, the Steering Committee shall determine in good faith any required stabilization period or modification to such Service Level.  AMO will reimburse Vendor for any mutually agreed, documented added costs or expenses that are (i) incurred by Vendor in the performance of its remaining portion of the Covered Services and (ii) directly related to or resulting from the performance of the insourced portion of the Covered Services by such third party.

          3.08      Disaster Recovery Plan.

          Vendor shall develop and deliver to AMO on or prior to the Transition Date, at no additional cost, and cause to be maintained throughout the Term, a DRP acceptable to AMO and conforming with AMO’s Regulatory Requirements to the extent that AMO has advised Vendor of such requirements in writing, which DRP shall pertain to the Covered Services as specified by AMO.  The specifications for the DRP are as set forth in Schedule 3.08

          3.09      Acquisition Services.

          At AMO’s written request, Vendor shall, in accordance with the written instructions of AMO, arrange the purchase by, and delivery to, AMO of hardware, software, and/or other Equipment as agreed upon by the Parties.  Upon receipt of such requests and agreement on the items to be purchased, Vendor shall acquire such items for AMO using commercially reasonable efforts to obtain the largest possible discounts and incentives, including the use of Vendor’s or its

Affiliates’ volume purchase or value added reseller agreements, if any and to the extent permissible under those agreements.  Upon the written request of AMO, Vendor shall provide a written quote to AMO that details the current estimated price (including its then existing applicable discounts and incentives) that Vendor believes it can obtain for those items identified in such request.  AMO will pay to the vendor from which the products are sourced (“Supplier”) the direct cost of such items and the shipping and handling costs as may be applicable, which costs shall incorporate the benefit of any rebates, discounts, or incentives of any kind received by Vendor or its Affiliates (“Direct Cost”).  AMO will pay to Supplier a markup from such Direct Cost as set forth in Section 8.2 of the SOW or as otherwise agreed to in writing by the Parties, and the corresponding amounts received by Vendor from Supplier in connection with AMO’s payments to the Supplier hereunder shall be Vendor’s sole compensation for its services under this Section.  Notwithstanding the foregoing, in connection with bulk or special orders hereunder, Vendor shall use commercially reasonable efforts to negotiate with the Supplier markups that are lower that those set forth in Section 8.2 of the SOW, and, to the extent that Vendor is able to obtain lower markups, such lower markups shall apply to such orders.  AMO will purchase directly from the Suppliers and acquire a license or title directly from such Supplier, and Vendor shall not under any circumstances obtain title or possession of any of the products purchased under this Section, unless otherwise set forth in a separate written agreement between the parties.

ARTICLE IV
TRANSITION

          4.01      Transition Services.

(a)

Vendor shall perform all functions and services necessary to accomplish the transition of AMO’s Designated Services to Vendor (the “Transition Services”) on or before December 31, 2002, (the “Transition Date”).  The Transition Services shall be performed in accordance with the Transition Plan set forth in Schedule 4.01 and using Vendor’s commercially reasonable best efforts to avoid any disruption to the AMO Entities’ businesses.  Vendor shall designate an individual for each of the AMO facilities and functions being transitioned, as applicable, in accordance with this Agreement who shall be responsible for managing and implementing the Transition Services with respect to such functions or services.  Until the completion of the applicable Transition Services, each such individual shall review with the AMO Manager the status of the Transition Services for which that individual is responsible as often as may be reasonably requested by the AMO Manager.

(b)

The Transition Services will be completed in phases in accordance with the specific milestones set forth in the Transition Plan, and AMO shall have the right to test and reject such portions of the Services in accordance with the acceptance/rejection periods of subsection (c) below.  Upon the Transition Date, Vendor shall notify AMO of its completion of the Transition Services by providing AMO with a certificate of completion in substantial similarity to the form set forth in the Exhibit A (the “Certificate of Transition Services Completion”).  AMO shall have fifteen (15) business days from its receipt of the Certificate of Transition Services Completion to test the Services to validate that they are in accordance with the Transition Acceptance Criteria.  Vendor shall cooperate and lend all reasonable assistance to AMO in its testing.  If upon AMO’s completion of its testing of the Services, AMO determines that the Services conform to the Transition Acceptance Criteria.  AMO shall thereupon deliver to Vendor the countersigned Certificate of Transition Services Completion, which shall be effective on the date of AMO’s countersignature thereto (the “Transition Services Acceptance Date”), upon which date Vendor’s invoicing for Charges shall commence.  Provided however, if the Services are accepted in accordance with this Section 4.01(b), any Base Charges shall be calculated retroactively to November 30, 2002.

(c)

If during the above period for testing of the Services, AMO determines in good faith that the Services fail to conform to the Transition Acceptance Criteria, AMO shall notify Vendor of such failures and Vendor shall, as soon as reasonably feasible, but in no event more than fifteen (15) business days after receipt of such notice, remedy such nonconformity and redeliver the Certificate of Transition Services Completion to AMO (or written notice if respect to an interim milestone).  AMO shall thereupon have another fifteen (15) business days to retest the Services to validate that they are in accordance with the Transition Acceptance Criteria.  If upon the completion of the retesting period, AMO determines in good faith that the Services fail to conform to the Transition Acceptance Criteria, AMO may provide Vendor with additional time to remedy such deficiency or AMO may at its option, terminate this Agreement in accordance with its terms.  Any extensions to the Transition Schedule due to the Services’ failure to conform to the Transition Acceptance Criteria shall be in accordance with Section 4.02(2) and the commencement date for Charges shall be deferred in accordance with the provisions of Section 4.03.  In connection with its testing of Services under Section 4.01, AMO shall not (a) unreasonably withhold its acceptance of transitioned Services or (b) specify unreasonable defects or non-conformities.

4.02	Extensions to the Transition Schedule .

(1)

To the extent the Transition Schedule is delayed at the request of AMO or as a result of actions or omissions of AMO, AMO Agents or AMO Entities or as a result of AMO’s Regulatory Requirements, then (a) Vendor shall extend the Transition Schedule for a period of time equal to the duration of such delay, (b) the Initial Agreement Expiration Date shall be modified by adding an equivalent number of days to such Initial Agreement Expiration Date according to the number of days the Transition Schedule is so extended, and (c) Vendor shall invoice and AMO shall pay to Vendor, both pursuant to Article 19, the *** with so extending the Transition Schedule; provided, however, that if the Transition Schedule is delayed by less than 90 days, AMO may, at its sole option, elect to have such *** added to the Amortized Costs in lieu of payment of the invoices pursuant to Article 19.

(2)

Upon notice from AMO to Vendor that AMO desires to extend the Transition Schedule as a result of delays caused by Vendor or Vendor Staff or upon any failure of the Services to conform to their applicable specifications as set forth in Section 4.01(c), (a) Vendor shall extend the Transition Schedule for the period of time so requested by AMO, and (b) in case the extension of the Transition Schedule results in failure of Vendor to meet a milestone, Charges shall be determined as provided in Section 4.03.

(3)

In the event AMO and Vendor mutually agree to extend the Transition Schedule as a result of delays on the part of both Parties, the Steering Committee shall determine an appropriate sharing of costs, if any, that each Party incurs as a result of the extension and the partial or total deferral of Charges in case milestones are not met as a result of the extension.

(4)

In the event either Party incurs costs in connection with the extension of the Transition Schedule  for which the other Party will be responsible pursuant to this Section, the Party incurring the costs shall be obligated to use all commercially reasonable efforts to minimize such costs.

4.03	Critical Milestones .

          If Vendor fails to achieve any milestones by the completion dates therefor set forth in Schedule 4.01, and the Transition Schedule has been extended for all or part of the Services in accordance with Section 4.02(2), all *** for the period during which the Transition Schedule has been so extended.

ARTICLE V
CHANGES TO VENDOR SERVICES

          5.01      Changes to Services.

          AMO may from time to time during the Term request Vendor to perform Modified Services or to perform an Out-of-Scope Service.  Upon receipt of such a request from AMO, Vendor shall, as soon as reasonably possible, but in no event more than thirty (30) days from receipt of AMO’s request, provide AMO with (included within the Base Charges at no additional cost to AMO):

(1)	a written description of the work Vendor anticipates performing in connection with such Out-of-Scope Service or Modified Services;

(2)	a schedule for commencing and/or completing such Out-of-Scope Service or Modified Services;

(3)	Vendor’s prospective Charges, including a detailed breakdown of any applicable Charges for an Out-of-Scope Service, or any changes to the applicable Charges that may result from Modified Services;

(4)	when appropriate, a description of any new or changed Software and/or Equipment to be provided in connection with such Out-of-Scope Service or Modified Services;

(5)

when appropriate, the Software and Equipment and run-time requirements necessary to develop and operate any new Software and/or Equipment in connection with any such Out-of-Scope Service or Modified Services;

(6)	a written description of the human resources necessary to develop and operate or provide the Out-of-Scope Service or Modified Services;

(7)	when appropriate, a list of any existing Software and/or Equipment included in or to be used in connection with such Out-of-Scope Service or Modified Services; and

(8)	when appropriate, acceptance test criteria and procedures for any new Software or any products, package or services to be used in performing the Out-of-Scope Service or Modified Services.

(9)	when appropriate, Out-of-Scope Service Levels as may be mutually agreed upon for any Out-of-Scope Service.

(10)	when appropriate, adjusted Service Levels as may be mutually agreed upon for any Modified Services.

          If the Parties are unable to mutually agree upon whether any particular request is deemed an Out-of-Scope Service or Modified Services, such issue shall be resolved by the Steering Committee.  If the Steering Committee is unable to agree, then the rest of the dispute resolution process set forth in Article 24 shall be followed.  Vendor shall not begin performing any Out-of-Scope Service or Modified Services until AMO has provided Vendor with written authorization to perform the Out-of-Scope Services or Modified Services from the AMO Manager.  All Out-of-Scope Services and Modified Services shall be made through the Change Control Procedures; provided however that any Out-of-Scope Service or Modified Services that materially expand or diminish the scope of the Designated Services or otherwise will incur total Charges of more than *** or will result in any reduction in Charges shall require a written amendment to this Agreement executed by an authorized representative of each Party to be effective.

          5.02      Third Party Services.

          Notwithstanding any request made to Vendor by AMO pursuant to Section 5.01, AMO shall have the right to contract with a third party to perform any Out-of-Scope Service, including systems operations and related services, to augment or supplement the Covered Services or to interface with the Software used to provide the Covered Services and the Equipment used to provide the Covered Services. Upon AMO’s request, Vendor shall assist AMO in identifying qualified third party suppliers to provide Out-of-Scope Services.  In the event AMO contracts with a third party to perform any Out-of-Scope Service, Vendor shall reasonably cooperate in good faith with AMO and any such third party (provided that AMO will reimburse Vendor for any mutually agreed, reasonable (as determined by the Steering Committee) documented added costs or expenses that are (i) incurred by Vendor in the performance of the Covered Services and (ii) directly related to or resulting from the performance of the Out-of Scope Services by such third party) , to the extent reasonably required by AMO, including by providing:

(1)

in writing, applicable requirements, standards and policies for the Designated Services, to the extent available, so that the enhancements or developments of such third party may be operated by Vendor or any other third party and are compatible with the Systems, to the extent necessary to provide the Covered Services;

(2)	assistance and support services to such third party; and

(3)

access to the Software used to provide the Covered Services and the Equipment used to provide the Covered Services, to the extent that such access is required for the Out-of-Scope Service and does not adversely affect Vendor’s ability to perform its obligations pursuant to this Agreement.

5.03	Additional Business Units .

          AMO reserves the right to add existing or new business units to this Agreement, provided however, that the Parties shall negotiate in good faith with regard to any additional mutually-agreeable Charges that may be due to Vendor as a result of the inclusion of such additional business units.  AMO shall share such information with Vendor as may be necessary for AMO and Vendor to jointly determine which resources will be required to meet AMO’s needs.  AMO shall not be obligated to obtain the Covered Services from Vendor with respect to any additional entity or business unit or pursuant to an acquisition.

ARTICLE VI
CUSTOMER RESPONSIBILITIES

          6.01      AMO Manager.

          Prior to the Effective Date, AMO shall appoint an individual (the “AMO Manager”) who shall serve as the primary AMO representative under this Agreement.  The AMO Manager shall (1) have overall responsibility for managing and coordinating the performance of AMO’s obligations under this Agreement, and (2) be authorized to act for and on behalf of AMO with respect to all matters relating to this Agreement.  Notwithstanding the foregoing, the AMO Manager may, upon notice to Vendor, delegate such of his or her responsibilities to other AMO employees, as the AMO Manager deems appropriate.

          6.02      Use of the AMO Facilities; Provision of Resources.

          Matters relating to Vendor’s use and AMO’s provision of the AMO facilities and resources are set forth in the SOW.

ARTICLE VII
AMO EQUIPMENT

          7.01      AMO Equipment.

          The AMO Entities and their lessors shall retain all rights, title and interest in and to all AMO Equipment, and, at all times, Vendor’s possession of AMO Equipment shall be as a bailee under a bailment for hire.  Vendor shall, at its expense, protect and defend the applicable AMO Entity’s and lessor’s title and rights to the AMO Equipment in connection with Vendor’s obligations under this Agreement (including, its obligations under this Article 7).  Vendor agrees to take (and require all Vendor Staff to take) all acts reasonably required to ensure that the AMO Equipment shall (i) be clearly marked or tagged at all times as AMO’s property; (ii) be and remain personal property and not become a fixture to real property; (iii) be subject to inspection by AMO at any time with reasonable prior notice; (iv) be used solely as contemplated herein and as per AMO’s instructions; (v) not be opened or modified in any manner except as expressly set forth or contemplated in the SOW; (vi) not be rented, sold, leased or otherwise transferred (or used for the benefit of Vendor or any third party); (vii) not be transferred from the applicable Vendor Designated Service Location or Additional Vendor Designated Service Location without AMO’s written consent; (viii) not be reverse assembled, reverse compiled or reverse engineered; (ix) be stored in a safe place and environment and properly maintained at Vendor’s sole cost; and (x) not be encumbered by a security interest of any creditor of Vendor in any manner (by assignment for the benefit of creditors or filing of any UCC statement or otherwise) or subject to any lien or judgement.  In the event that Vendor violates any part of this Section 7 or damages any of the AMO Equipment or uses it for any purpose other than as permitted herein without AMO’s prior written consent, AMO shall have the right to terminate this Agreement without any further obligation or liability to Vendor.  Vendor shall return the AMO Equipment upon request by AMO and will bear all risk of loss or damage to the AMO Equipment until it is returned to the AMO selected carrier.  AMO shall in its sole discretion determine the manner and procedure for the shipment of AMO Equipment to and from Vendor and will pay all associated shipping costs.  Vendor waives any legal or equitable right it may have to withhold the AMO Equipment and, upon request by AMO, agrees to execute all documents or instruments evidencing the applicable AMO Entity’s and its lessor’s ownership of and/or rights to the AMO Equipment.  In addition to the requirements of Article 29, Vendor shall obtain, at Vendor’s expense, insurance on the AMO Equipment in amounts sufficient to replace the Equipment and shall name AMO as an additional insured under such polices.  Vendor shall immediately notify AMO of any loss or damage to the AMO Equipment and shall repair or replace any damaged AMO Equipment less normal wear and tear.  If AMO requests the return of a piece of AMO Equipment during performance of any of the Covered Services it will not be able to perform.  If following such notice, AMO elects to have such equipment returned, Vendor shall be excused from its failure to perform such Covered Services; provided that the Steering Committee shall determine in good faith the appropriate reduction in the Charges.

ARTICLE VIII
SERVICE LEVELS

          8.01      Designated Service Levels.

          Vendor shall perform the Designated Services in accordance with the Designated Service Levels as set forth in the SOW.

          8.02      Out-of-Scope Service Levels.

          Vendor shall provide the Out-of-Scope Services at least at the Out-of-Scope Service Levels applicable to such Out-of-Scope Services, as such may be established pursuant to Section 5.01.

          8.03      Adjustment of Service Levels.

          Service Levels shall be subject to periodic review by the Contract Managers with respect to the accomplishment of the following objectives: (i) to eliminate any Performance Credits deemed unnecessary by AMO, (ii) to reduce Vendor costs deemed unnecessary by AMO in association with a corresponding reduction or deletion of a particular Service Level, and thereby achieve ongoing continuity and stabilization of the Charges, (iii) to determine that the Service Levels are reasonable and attainable and (iv) to achieve the ongoing superior quality of Covered Services provided to AMO.  Accordingly, during the last calendar quarter of every Contract Year, the Contract Managers (1) shall review the Service Levels for the twelve (12) month period prior to the end of the third calendar quarter of such Contract Year, (2) with respect to any Service Levels that require periodic adjustment pursuant to this Agreement or are no longer appropriate because of an increase, decrease or change in the Services, including changes resulting from actions taken by Vendor to comply with Section 3.02, or actions of AMO, as shown in such review, shall adjust the Service Levels for the subsequent Contract Year to reflect any such increase, decrease or change in the Services as established by such review and (3) with respect to all other Service Levels, subject to such review, may adjust the Service Levels for the subsequent Contract Year to reflect any increases, decreases or changes in such Services shown in such review.  In addition, either Party may, at any time upon notice to the other Party, initiate negotiations to review and, upon approval of the Contract Managers, adjust any Service Level which such Party in good faith believes is inappropriate at the time in view of the then prevailing Service Level.

          8.04      Reports.

          Vendor shall provide to AMO, in a mutually agreed form, the reports set forth in Schedule 8 and the SOW in accordance with the report delivery schedule set forth therein.  AMO may require Vendor to modify the form or content or schedule for delivery of such reports, or add additional reports.  If AMO requires Vendor to add additional reports 90 days or more after the Transition Date and such additional reports require Vendor to use additional resources to create such reports (as determined by the Steering Committee), then AMO shall pay Vendor for the documented, reasonable costs that are incurred by Vendor to create such additional reports.

8.05 Root-Cause Analysis and Escalation.

(a)

In the event that Vendor fails to provide the Covered Services in accordance with an applicable Service Level, Vendor shall, as soon as reasonably practicable or whenever requested by AMO, if later (1) perform a root-cause analysis to identify the cause of such failure, (2) promptly thereafter provide AMO with a report detailing the cause of, and procedure for correcting, such failure, (3) promptly implement such procedure and (4) provide AMO in a timely manner with assurance satisfactory to AMO that such failure will not recur following the completion of the implementation of the procedure.

(b)

In the event of a recurring failure to comply with required Service Levels, the Vendor will commit to escalation procedures within the Vendor’s organization.  Such escalation procedures will include the direct, on-site involvement of a senior manager of the Vendor, who is at least two (2) organizational levels above the Vendor Contract Manager, and to whom the Vendor Contract Manager ultimately reports.  This senior manager will report directly to AMO on a weekly basis regarding the steps to correct the failure, and will meet bi-weekly with AMO until such time as the failure is corrected.

          8.06      Measurement and Monitoring Tools.

          On or prior to the Transition Date, Vendor shall implement the measurement and monitoring tools and procedures described in the SOW required to measure and report, as contemplated by Section 8.04, Vendor’s performance of the Services against the applicable Service Levels.  Such measurement and monitoring tools and procedures shall (1) permit reporting at a level of detail sufficient to verify compliance with the Service Levels and (2) be subject to audit by AMO or its designee, in accordance with the provisions of Section 20.03 of this Agreement.

          8.07      Service Level Credits.

          In the event of a failure to provide the Services in accordance with the applicable Service Levels, Vendor shall incur the Service Level Credits, as set forth in Schedule 8.  If (i) the Service Level Credits calculated monthly in accordance with Schedule 8 and aggregated over calendar quarters exceed *** (as defined in Schedule 8 and aggregated over the same calendar quarters) in any *** during the Term or (ii) there is more than *** during the Term, AMO may, upon notice to Vendor, immediately terminate this Agreement without regard to Section 25.01.  Nothing in this Section shall be deemed to limit or obviate AMO’s right to terminate this Agreement pursuant to Section 25.05.

ARTICLE IX
CUSTOMER SATISFACTION

          9.01      Baseline Customer Satisfaction Index.

          Vendor shall submit to AMO, for AMO’s approval, the identity of the unaffiliated baseline surveyor (the “Customer Satisfaction Index Survey”).  Upon AMO’s reasonable approval of such third party, Vendor shall engage such third party to conduct the Customer Satisfaction Index Survey, as approved by AMO.  The Customer Satisfaction Index Survey shall be (1) of the content and scope set forth in Schedule 9.01, (2) administered in accordance with the procedures set forth in Schedule 9.01, and (3) subject to AMO’s reasonable approval.  The results of the Customer Satisfaction Index Survey shall be the baseline for measurement of any changes in customer satisfaction as measured pursuant to Section 9.02(1).

9.02	Customer Satisfaction Survey.

(1)

No more than once every Contract Year during the Term, Vendor shall, upon AMO’s request, at Vendor’s sole expense, engage a mutually agreed upon unaffiliated third party to conduct a customer satisfaction survey in respect of those aspects of the Services designated by AMO.  The survey shall cover a representative random sampling of Authorized Users up to a maximum of 300 individual surveys, as specified by AMO.  The timing, content, scope and method of the survey shall be consistent with the Customer Satisfaction Index Survey and shall be subject to AMO’s approval.

(2)

In the event that AMO disputes the results of the customer satisfaction survey, AMO may engage a mutually agreed upon third party to conduct the customer satisfaction survey pursuant to this Section. The results of such survey shall be binding on the Parties. The costs of such third-party survey shall be shared equally by the Parties.

          9.03        Benchmarking.  The Parties agree to comply with the specific benchmarking requirements and obligations set forth in Schedule 9.03.

ARTICLE X
SERVICE LOCATIONS

          10.01      Service Locations.

          The Covered Services shall be provided (1) to the AMO Service Locations, (2) from the Designated Vendor Service Locations and (3) from the Additional Designated Vendor Service Locations; provided, however, that the provision of Covered Services from an Additional Designated Vendor Service Location must be approved in writing by AMO in its reasonable discretion.  Any documented, actual incremental expenses incurred by AMO as a result of a relocation to, or use of, an Additional Designated Vendor Service Location shall at AMO’s election, be paid by Vendor or reimbursed to AMO by Vendor.  Vendor Staff located at an AMO Service Location shall not provide or market services to any AMO Competitors.

10.02	Safety and Security Procedures.

(1)

Vendor shall maintain and enforce at the Service Locations safety and security procedures that are at least equal to the highest of the following: (1) with respect to the Designated Vendor Service Locations only, the procedures of the applicable Designated Vendor Service Location immediately prior to the Effective Date (provided that in no case shall such procedures be less than applicable and generally accepted industry standards for locations similar to such Designated Vendor Service Locations), as reasonably amended by AMO pursuant to the Change Control Procedures from time to time during the Term; (2) with respect to AMO Service Locations only, the procedures in effect at such location immediately prior to the Effective Date and as amended by AMO pursuant to the Change Control Procedures from time to time during the Term; and (3) any higher standard otherwise agreed upon by the Parties in writing subject to the Change Control Procedures.

(2)

Vendor shall exercise due care and diligence in the performance of its obligations under this Agreement.  Vendor is responsible for the safe performance of the Covered Services, and shall ensure, with the reasonably necessary cooperation of AMO, AMO Entities and AMO Agents, that the Covered Services are performed in accordance with such safety and environmental practices and procedures as are necessary, appropriate and customary in connection with the Covered Services, and shall implement and maintain at all times such safety and environmental practices and procedures, taking all reasonable precautions to protect the personnel and property of the AMO Entities as well as the personnel and property of Vendor and third parties in connection with the provision of the Covered Services.  Vendor shall be responsible for safety and environmental precautions and procedures used by Vendor in connection with the Covered Services, and the AMO Entities shall not be responsible for Vendor’s failure to employ such safety or environmental precautions and procedures; provided, however, that the AMO Entities shall be responsible for all safety and environmental conditions for all AMO Service Locations under their respective control, and Vendor shall only have responsibility with respect to AMO Service Locations as set forth in subsection (3) below.

(3)

Prior to the commencement of the Covered Services, AMO shall provide Vendor with, and Vendor will become familiar with, the work, safety and environmental written guidelines established by AMO for the AMO Service Locations where the Covered Services are to be performed.  In its performance of the Covered Services under the Agreement, Vendor shall comply in all respects with (a) AMO’s written information security policy, (b) the written work, safety and environmental guidelines established by AMO or the applicable AMO Controlled

Affiliates for the AMO Service Locations at which the Covered Services are being performed, (c) with the requirements of AMO’s written drug and alcohol policy, (d) with the requirements of AMO’s written business practices and ethical standards, and all other written policies and procedures, each of which is contained in the AMO Employee Handbook, a copy of which shall be provided to Vendor, as may be updated from time to time.  Vendor shall comply in all respects with all updates to the foregoing requirements, guidelines and policies as each is updated from time to time by AMO and the applicable AMO Controlled Affiliates effective upon receipt by Vendor of such updates, provided that if there are any material changes required, additional charges may result.

10.03	Systems and Data Security.

(1)

Vendor shall comply with during the Term policies and safeguards against the (a) unauthorized alteration or use of, or access to, the Systems, or (b) the destruction, loss, alteration or unauthorized disclosure or use of the AMO Data in the possession or control of Vendor or that is otherwise available to Vendor (the “Data and Systems Safeguards”), as set forth in Schedule 10.03 (to be provided by AMO within 45 days following the Effective Date, provided that if such Schedule 10.03 materially alters the scope of the Designated Services, the Steering Committee shall determine in good faith AMO’s reimbursement of Vendor’s documented, reasonable costs that are incurred by Vendor to implement such additional Data and System Safeguards), the SOW, and such additional data and systems safeguards as provided by AMO from time to time.  If such additional safeguards require Vendor to use additional resources (as determined by the Steering Committee), then AMO shall pay Vendor for the documented, reasonable costs that are incurred by Vendor to implement such additional safeguards.  With respect to the Covered Services, the Data and Systems Safeguards shall be implemented and enforced at each AMO Service Location, Designated Vendor Service Location and Additional Designated Vendor Service Location, as the case may be, and such Data and Systems Safeguards shall be no less rigorous than (i) those data security practices defined in the AMO Employee Handbook that may be in effect from time to time, and (ii) applicable and generally accepted industry best practices for computer and data security as those practices evolve throughout the Term (with Vendor revising and maintaining the Data and System Safeguards in compliance therewith); provided that AMO shall be responsible for informing Vendor of safeguard requirements corresponding to the laws, regulations and other governmental regulatory requirements regarding data security that are specific to medical data and medical devices to the extent such laws, regulations and requirements are applicable to AMO or the development, manufacturing, and/or marketing of medical devices for the eye and contract lens care products worldwide (“Industry Specific Data Security Laws”).  In the event Vendor intends to implement a change to the Data and Systems Safeguards (other than pursuant to AMO’s request), Vendor shall notify AMO and, upon AMO’s approval with respect to those changes that would adversely impact the Covered Services or the security of AMO Data, implement such change.  In the event Vendor discovers or Vendor Staff discover or is or are notified of a breach or potential breach of security relating to the AMO Data, Vendor shall immediately (1) notify the AMO Manager of such breach or potential breach and (2) if the applicable AMO Data was in the possession of Vendor or Vendor Staff at the time of such breach or potential breach, Vendor shall (a) investigate and cure the breach or potential breach and (b) provide AMO with assurance satisfactory to AMO that such breach or potential breach will not recur.

(2)

Vendor shall ensure that all of the Vendor Staff assigned to perform the Covered Services have read, and will comply with, the Data and Systems Safeguards set forth in Schedule 10.03 and the SOW, as well as the provisions concerning data security practices defined in the AMO Employee Handbook.

          10.04          Security Relating to Vendor Staff.

          Vendor has established and shall maintain during the Term security procedures, reasonably acceptable to AMO, substantially in the form of Schedule 10.03 and the SOW, to restrict access to AMO Data such that the Vendor Staff providing services do not have access to AMO Data, except to the extent that such access is necessary for the performance of Vendor Staff’s job functions in providing the Covered Services.

10.05 Security Relating to Others.

(1)

If Vendor provides the Covered Services to AMO from a Service Location that is also used by Vendor to provide services to other Vendor customers, Vendor shall comply with the security procedures reasonably acceptable to AMO, substantially in the form of Schedule 10.03 and the SOW, to restrict access in any such shared environment such that the other Vendor customers do not have access to AMO Data.

(2)	Vendor shall ensure that all of the Vendor Staff assigned to perform the Covered Services have read and will comply with such security procedures.

          10.06          Security Audits.

          Vendor shall perform, or cause to have performed, by a person agreed to by AMO, once each Contract Year, or more frequently upon AMO’s good faith request based on bona fide security related issues, audits of the data and physical security procedures and the Data and Systems Safeguards in effect at the Service Locations with respect to the Covered Services and Systems using generally accepted industry testing standards for such security audits, including penetration tests.  Vendor shall provide to AMO the results, including any findings and recommendations made by Vendor’s auditors, of such audits (provided that Vendor may retain a copy of such results).  AMO and AMO Agents may, pursuant to Section 20.03 and 20.05 and at its expense, perform the audits described in this Section.  AMO shall provide to Vendor a copy of the results, including any findings and recommendations made by AMO’s auditors, of such audits.

ARTICLE XI
HUMAN RESOURCES

11.01 Human Resources; Non-Solicitation.

(1)	Vendor shall supply all Vendor Staff necessary to supply the Covered Services.

(2)	No personnel transfers from AMO to Vendor or from Vendor to AMO are contemplated under this Agreement.

(3)

Neither Party will, during the term of this Agreement and for *** after the End Date, without the prior written consent of the other Party, directly or indirectly, for or on behalf of any person, as principal, agent or otherwise, solicit or induce, any person employed or engaged by the other Party to leave that Party’s employment or engagement, or hire or contract with any such person who becomes known to such Party in connection with its performance of this Agreement (provided that such person is, in the case of AMO, a member of the Project Staff that has worked more than ***performing any of the Covered Services or a Key Vendor Personnel, or in the case of Vendor, an employee of any AMO Entity that has worked more than *** performing any of AMO’s obligations hereunder).  Notwithstanding the foregoing, this Section 11.01(3) shall not preclude either Party from hiring any person employed by the other Party where such person independently responds to an employment opportunity broadcast by the Party to the general public (e.g., via newspaper, magazine, broadcast, Internet, etc.).  In the event a Party, or any Affiliate of such Party, hires or contracts with any person of the other Party in violation this Section 11.01(3), such Party agrees to pay to the other Party, as an exclusive remedy and as liquidated damages and not as a penalty, an amount equal to all compensation, including salary, wages, bonuses, benefits and commissions, that such employee received from the other Party during the immediately preceding *** period, provided that if the person worked for the other Party for a period of fewer than ***, the payment will be *** the average monthly compensation for the period worked.

ARTICLE XII
PROJECT STAFF

          12.01          Vendor Contract Manager.

          Prior to the Effective Date, Vendor shall appoint an individual (the “Vendor Contract Manager”) who shall serve on-site at the AMO headquarters facility, on a full-time basis, as the primary Vendor representative under this Agreement.  Vendor’s appointment of any Vendor Contract Manager shall be subject to AMO’s prior approval.  The Vendor Contract Manager shall (1) have overall responsibility for oversight of all aspects of the delivery of the Covered Services and for managing and coordinating the performance of Vendor’s resources and obligations under this Agreement and (2) be authorized to act for and on behalf of Vendor with respect to all matters relating to this Agreement, other than entering into contracts or amendments to this Agreement.

          12.02          Vendor Key Employees.

          With respect to the Vendor Key Employees identified in Schedule 12.02, the Parties agree as follows:

(1)	Each Vendor Key Employee shall be dedicated to the AMO account on a full-time basis.

(2)

Before assigning an individual to a Vendor Key Employee position, whether as an initial assignment or as a replacement, Vendor shall (a) notify AMO of the proposed assignment, (b) introduce the individual to appropriate representatives of AMO, (c) provide AMO with a résumé and any other information regarding the individual that may be reasonably requested by AMO and (d) obtain AMO’s approval for such assignment.

(3)

Vendor shall not replace or reassign (a) the Vendor Contract Manager for *** from the later of the Effective Date or the date on which the Vendor Contract Manager was assigned to the AMO account or (b) the other Vendor Key Employees for *** from the later of Effective Date and the date on which any such Vendor Key Employee was designated as a Vendor Key Employee, unless AMO consents in writing to such reassignment or replacement or such Vendor Key Employee (i) voluntarily resigns from Vendor, (ii) is dismissed by Vendor for misconduct, (iii) fails to perform his or her duties and responsibilities pursuant to this Agreement, (iv) dies or is unable to work due to his or her disability, or (v) indicates in a signed writing to AMO that he/she is seeking reassignment due to personal reasons and not at the direction of Vendor.

(4)

If AMO decides that any Vendor Key Employee should not continue in that position, AMO may, in its sole good faith discretion and upon notice to Vendor, require removal of such Vendor Key Employee.  Vendor shall, as soon as reasonably practicable, replace such Vendor Key Employee.

(5)

Vendor shall maintain backup procedures and conduct the replacement procedures for the Vendor Key Employees in such a manner so as to assure an orderly succession for any Vendor Key Employee who is replaced.  Upon request, after a determination that a Vendor Key Employee will be replaced, Vendor shall make such procedures available to AMO.

          12.03          Project Staff.

          Vendor shall appoint individuals with suitable training and skills to perform the Covered Services to the Project Staff.  Vendor shall provide AMO with a list of all Vendor employees assigned to the Project Staff at the end of every ninety (90) day period after the Effective Date.  Except as otherwise approved by AMO (in its sole discretion), Vendor personnel located on the AMO premises may only provide services on such premises in support of operations of AMO.

Vendor shall notify AMO as soon as possible after dismissing or reassigning any member of the Project Staff.  Vendor shall use commercially reasonable efforts to minimize the turnover of its Project Staff and shall provide AMO with reasonable advance notice prior to any dismissal or reassignment of any member of its Project Staff.

12.04 Subcontractors.

(1)

Without the prior written approval of AMO, which may or may not be given in AMO’s reasonable discretion, Vendor shall not delegate or subcontract any of its responsibilities under this Agreement pursuant to (a) any subcontract for any of the Covered Services involving, or likely to involve, the payment of *** or more per year or (b) multiple subcontracts with the same subcontractor for any of the Covered Services involving, or likely to involve, the payment in the aggregate of *** or more per year.

(2)

As a part of Vendor’s proposal seeking AMO’s written approval for utilizing Subcontractors (“Vendor’s Subcontractor Proposal”), Vendor shall inform AMO whether or not (i) the proposed Subcontractor is to be authorized to further subcontract responsibilities under Vendor’s agreement with AMO and (ii) in the event the proposed Subcontractor is to be so authorized, to what extent an AMO-approved Subcontractor shall be allowed to further subcontract any of the Covered Services.  Vendor is and will remain responsible for all obligations performed by (and acts and omissions of) Subcontractors to the same extent as if Vendor performed such obligations or made such acts and omissions.  Vendor’s Subcontractor Proposal shall also include a list of (a) the subcontractor(s) containing the firm name(s); (b) a description of the work to be subcontracted; (c) an explanation of why that work is to be subcontracted; and (d) descriptive information about each proposed Subcontractor’s ability to perform the work.  Any AMO-approved Subcontractor from Vendor’s Subcontractor Proposal will be required to adhere to the standards, policies and procedures in effect between Vendor and AMO.  AMO shall inform Vendor in writing of AMO’s decision in response to each Vendor’s Subcontractor Proposal within ten (10) days of AMO’s receipt of such Proposal.

(3)

Vendor agrees to utilize those Subcontractors as listed in Schedule 12.04(3) in accordance with the description therein of the services that they are pre-approved to provide (the “Pre-Approved Subcontractors”).  The Parties acknowledge and agree that the Pre-Approved Subcontractors, including without limitation the global data network and telecommunications providers, are an integral and material part of the Covered Services hereunder.  Accordingly, Vendor agrees to provide AMO with prior written notice as soon as reasonably possible.  Any replacement of a Pre-Approved Subcontractor shall be with a substantially-similar subcontractor acceptable to AMO in AMO’s sole discretion.  Vendor shall not replace any Pre-Approved Subcontractor with another subcontractor prior to obtaining AMO’s written approval designating such replacement as a Pre-Approved Subcontractor.

(4)

No subcontracting shall release Vendor from responsibility for its obligations under this Agreement.  Vendor shall be responsible for the work and activities of each of its Subcontractors, including compliance with the terms of this Agreement.  Vendor shall be responsible for all payments to its Subcontractors. Prior to the performance of any Covered Services by any Subcontractor, such Subcontractor shall have entered into a nondisclosure agreement with Vendor that protects the Confidential Information of AMO and that contains provisions at least as stringent as those set forth in Article 21.

(5)

Vendor shall promptly pay for all services, materials, equipment and labor used by Vendor in providing the Covered Services and shall keep the AMO Entities’ premises free of all liens connected with any failure to pay for such services, materials, equipment and labor.

          12.05          Conduct of Vendor Personnel.

          While at the AMO Service Locations, Vendor and Vendor Staff shall (1) comply with the requests, standard rules and regulations of AMO regarding safety, health, security, personal and professional conduct generally applicable to such AMO Service Locations as communicated by AMO from time to time in writing and (2) otherwise conduct themselves in a businesslike manner.  Prior to the performance of any Covered Services by any of the Key Employees, Project Staff or Vendor Staff, such individual or entity shall have executed a nondisclosure agreement with Vendor that protects the Confidential Information of AMO and that contains provisions at least as stringent as those set forth in Article 21.  Vendor is and will remain responsible for all obligations performed by (and acts and omissions of) all Vendor Staff to the same extent as if Vendor performed such obligations or made such acts and omissions.  Upon receipt of notice from AMO that a particular member of the Project Staff is not conducting himself or herself in accordance with this Section, Vendor shall promptly (a) investigate the matter and take appropriate action which may include (i) removing the applicable person from the Project Staff and providing AMO with prompt notice of such removal and (ii) replacing the applicable person with a similarly qualified individual or (b) take other appropriate disciplinary action to prevent a recurrence.  If there are repeat violations of this Section by a particular member of the Project Staff, Vendor shall promptly remove the individual from the Project Staff as set forth above.

          12.06          Non-Competition.

          Vendor shall not assign a Vendor Key Employee or member of the Project Staff (who is primarily dedicated to the AMO account, except those providing help desk services) to the account of any AMO Competitor without AMO’s prior written consent (1) while such Vendor Key Employee or member of the Project Staff, as the case may be, is assigned to the AMO account and (2) for a period of *** following the date that such Vendor Key Employee or member of the Project Staff, as the case may be, is removed from, or ceases to provide services in connection with, the AMO account. The Parties agree that the inadvertent use and/or disclosure of the Confidential Information of AMO in such circumstances is possible and that because of the confidential and sensitive nature of such Confidential Information and because the use and/or disclosure of, or even the appearance of the use and/or disclosure of, such

Confidential Information in certain circumstances may cause irreparable damage to the AMO Entities and their reputation, or to customers of the AMO Entities, the foregoing restrictions are deemed reasonable.

ARTICLE XIII
OPERATING PROCEDURES

          13.01          Policy and Procedures Guide.

          On or before the Transition Date, Vendor shall deliver to AMO, in the form and scope reasonably approved in advance by AMO, a management procedures manual (the “Policy and Procedures Guide”) for the Covered Services to be provided by Vendor.  Vendor shall prepare and provide to AMO updates, reasonably approved by AMO, to such Policy and Procedures Guide to reflect any changes in the procedures described therein as soon as reasonably practicable after such changes are made.  The Policy and Procedures Guide and all such updates shall be included in the Base Charge.

          13.02          Change Control Procedures.

          Subject to Section 5.01, both Parties agree to adhere to the Change Control Procedures set forth in the SOW with respect to proposed or requested changes to the Covered Services hereunder.  In addition, Vendor agrees that:

(1)	No Change shall be implemented without AMO’s prior approval, except as may be necessary on a temporary basis to maintain the continuity of the Covered Services.

(2)

With respect to all Changes, Vendor shall (a) other than those Changes made on a temporary basis to maintain the continuity of the Covered Services, schedule  Changes so as not to unreasonably interrupt the AMO Entities’ business operations, (b) prepare and deliver to AMO each month a rolling Schedule (the “Change Schedule”) for ongoing and planned Changes for the next three (3) month period and (c) monitor the status of Changes against the Change Schedule.

(3)

With respect to any Change made on a temporary basis to maintain the continuity of the Covered Services, Vendor shall document and provide to AMO notification of the Change no later than the next business day after the Change is made.   Vendor shall update the Change Control Procedures as necessary and shall provide such updated Change Control Procedures to AMO for its approval.

ARTICLE XIV
SOFTWARE AND PROPRIETARY RIGHTS

          14.01      AMO Software.

          AMO hereby grants to Vendor a non-exclusive, non-transferable, limited right to have access to and Use of solely to provide the Covered Services: (1) the AMO Proprietary Software, (2) to the extent permissible under the applicable third party agreements, the AMO Third Party Software and (3) to the extent permissible under the applicable third party agreements, any Related Documentation in AMO’s possession on or after the Effective Date.  Vendor may, to the extent permissible under the applicable third party agreements, sublicense to Vendor Staff the right to have access to and Use the AMO Software solely to provide those services that such Vendor Staff are responsible for providing to Vendor with respect to this Agreement.  To the extent that AMO is unable to grant the rights needed under this Section as required to perform the Services, the Parties will develop a workaround, and if the creation or use of such workaround requires Vendor to use additional resources (as determined by the Steering Committee), then AMO shall pay Vendor for the documented, reasonable costs that are incurred by Vendor to create and/or use such workaround.

          14.02      Vendor Software.

          Vendor shall provide AMO and the AMO Controlled Affiliates with a non-exclusive, non-transferable (except as set forth in Section 30.01), limited right to have access to and Use of during the Term and the Termination Assistance Period solely in its business operations to the extent necessary or expedient to gain the full benefit of the Covered Services: (1) the Vendor Proprietary Software and (2) to the extent permissible under the applicable third party agreements, the Vendor Third Party Software being used to provide the Covered Services. Vendor shall provide the other AMO Entities and the Authorized Users with a non-exclusive, non-transferable (except as set forth in Section 30.01), limited right to have access to and use (as end-users of the Systems) during the Term and the Termination Assistance Period solely in connection with AMO’s or any AMO Affiliates’ business operations to the extent necessary to gain the full benefit of the Covered Services: (1) the Vendor Proprietary Software and (2) to the extent permissible under the applicable third party agreements, the Vendor Third Party Software being used to provide the Covered Services.  Excluding all Vendor Software expressly identified in the SOW (which is hereby approved by AMO for use in performing the Covered Services as indicated in the SOW), Vendor Software used at a Vendor Service Location or Vendor Software that is widely used by Vendor with its other customers, AMO shall have the right to approve any Vendor Software prior to Vendor’s use of such Vendor Software to provide the Covered Services.  Upon AMO’s request, Vendor shall provide AMO with a list of all Vendor Proprietary Software and all Vendor Third Party Software being used to provide the Covered Services as of the date of such request.

          14.03      Vendor Tools.

          Vendor shall provide AMO and the AMO Controlled Affiliates with access to and Use of the Tools during the Term and the Termination Assistance Period solely in its business operations to the extent necessary or expedient to gain the full benefit of the Covered Services.

AMO shall have the right to approve any Tools that are not widely used by Vendor with its other customers prior to Vendor’s use of such Tools to provide the Covered Services.

          14.04      Developed Software.

          All Developed Software shall be owned by AMO.  AMO shall have all right, title and interest, including worldwide ownership of copyright, trade secret, patent, and other proprietary rights, in and to the Developed Software and all copies made therefrom.  To the extent that any of the Developed Software is not deemed a “work for hire” by operation of law, Vendor hereby irrevocably assigns, transfers and conveys, and shall cause Vendor Staff to assign, transfer and convey, to AMO, without further consideration, all of its or their right, title and interest in and to such Developed Software, including all rights of patent, copyright, trade secret or other proprietary rights in such materials.  Vendor acknowledges, and shall cause Vendor Staff to acknowledge, that AMO and the successors and permitted assigns of AMO shall have the right to obtain and hold in their own names any intellectual property rights in and to the Developed Software.  Vendor agrees to execute, and shall cause Vendor Staff to execute, any documents or take any other actions as may reasonably be necessary, or as AMO may reasonably request, at AMO’s expense, to perfect AMO’s ownership of any such Developed Software.

          14.05      Work Product.

          All copyrights, inventions, discoveries, records, databases, literary works or other works of authorship including manuals, training materials and documentation developed or created by Vendor or any Vendor Staff as expressly set forth in this Agreement or the SOW specifically and exclusively for AMO, or at the written request of and specifically for any of the AMO Entities pursuant to a project or the Change Control Procedures under this Agreement, but excluding Developed Software and excluding any Vendor Preexisting IP incorporated into any of the foregoing (collectively herein referred to as “Work Product”) shall be exclusively owned by AMO.  AMO shall have all right, title and interest, including worldwide ownership of copyright, patent, or other proprietary rights, in and to the Work Product and all copies made from them.  To the extent any of the Work Product is not deemed a “work for hire” by-operation of law, Vendor hereby irrevocably assigns, transfers and conveys, and shall cause Vendor Staff to assign, transfer and convey, to AMO without further consideration all, of its or their right, title and interest in and to such Work Product, including all rights of patent, copyright, trade secret or other proprietary rights in such materials.  Vendor acknowledges, and shall cause Vendor Staff to acknowledge, that AMO and the successors and permitted assigns of AMO shall have the right to obtain and hold in their own name any intellectual property rights in and to such Work Product.  Vendor agrees to execute, and shall cause Vendor Staff to execute, any documents or take any other actions as may reasonably be necessary, or as AMO may reasonably request, at AMO’s expense, to perfect AMO’s ownership of any such Work Product. Nothing in either Section 14.04 or 14.05 will be interpreted or construed to assign to AMO (and, except as licensed to the AMO Entities, AMO Agents and Authorized Users under this Agreement, Vendor reserves all right, title and interest that Vendor may have or acquire in) any proprietary software, tools, utilities, methodologies, processes, documentation and other items (i) that are developed by or on behalf of Vendor in performance of the Covered Services (including all modifications, enhancements, and derivative works of the Vendor Software and/or Tools made by or on behalf of AMO under Sections 14.02 and/or 14.03) excluding all Work Product, Developed Software and any AMO Data or other materials or information provided by AMO to Vendor for use in connection with such development (“Vendor Developed IP”), or (ii) that was created or acquired by Vendor prior to the Effective Date, or is developed or acquired by Vendor outside the scope of this Agreement (and without the use of AMO Confidential Information), and inserted or incorporated within any Work Product or Developed Software with the prior written consent of AMO (“Vendor Preexisting IP”).  To the extent: (i) any Work Product or Developed Software contains any Vendor Preexisting IP, or (ii) Vendor Developed IP has been provided to AMO under this Agreement or has been used to provide Covered Services to AMO under this Agreement, or (iii) use of any Work Product or Developed Software requires any Vendor Developed IP or Vendor Preexisting IP, Vendor grants to AMO a royalty-free, worldwide, perpetual, irrevocable, non-exclusive license to such Vendor Developed IP or Vendor Preexisting IP, solely in connection with internal use of the Work Product, Developed Software or Vendor Developed IP that is actually provided to AMO under this Agreement or is actually used to provide Covered Services to AMO under this Agreement, and ***.

          14.06      Changes and Upgrades to Software.

          Except as may be approved in writing by AMO, Vendor shall not make any changes or modifications to the Software used to provide the Covered Services that would adversely alter the functionality of the Systems or degrade the performance of the Systems, except as may be necessary on a temporary basis to maintain the continuity of the Covered Services.

Vendor shall, at AMO’s option, and with AMO’s prior written approval, install for AMO in connection with the Covered Services any upgrade, modification or enhancement to the Systems at the then-current level at the time such upgrade, modification or enhancement is available.

          14.07      Acceptance.

          For each Covered Service and any Developed Software or Work Product deliverable to be provided by Vendor hereunder, and any upgrade, modification or enhancement to the Systems, AMO shall have the right to review and to perform acceptance testing of each such deliverable.  Vendor shall deliver to AMO each such deliverable not less than thirty (30) days prior to the date such deliverable is scheduled to be placed into productive use by or for the benefit of AMO, and AMO shall complete its review and testing within such period, provided that AMO reserves the right to extend the test period.  Vendor shall also provide AMO with such assistance as AMO may reasonably require to conduct acceptance testing of applicable deliverables.

          If during the above period for acceptance review, AMO determines that the deliverable contains defects or fails to conform to the applicable specifications for such deliverable, AMO shall provide Vendor notice of all such defects and/or failures (collectively, “Errors”).  Unless otherwise agreed, Vendor shall, as soon as reasonably feasible, but in no event more than thirty (30) days after receipt of such notice), correct the Errors and redeliver the deliverable to AMO.  AMO shall thereupon have thirty (30) days within which to reconduct acceptance review and testing to determine whether the Errors previously identified have been corrected and whether any other Errors have been introduced.

          In the event Vendor fails to timely deliver or redeliver a deliverable for acceptance review and testing, or if after AMO timely notifies Vendor of one or more Errors, Vendor does not timely correct same so that the deliverable is capable of functioning in accordance with the agreed upon standards, (i) AMO shall not be obligated to pay for such Developed Software, Work Product and/or for the portion of the Charges associated with Vendor’s and/or Vendor Staff’s preparation of a deliverable as determined by the Steering Committee in good faith, and (ii) for deliverables that have a material impact on AMO’s business or systems, AMO may, upon the second or any subsequent rejection and notwithstanding the limitations set forth in Section 3.07, insource or procure a third party to provide such deliverables.

ARTICLE XV
DATA

          15.01      Ownership of AMO Data.

          Notwithstanding anything else in this Agreement, all AMO Data is, or will be, and shall remain, the exclusive property of AMO and shall be deemed Confidential Information of AMO.  Without AMO’s approval (as AMO may grant in its sole discretion), the AMO Data shall not be, (1) used or copied by Vendor or Vendor Staff other than solely for the provision of the Covered Services, (2) disclosed, sold, assigned, leased or otherwise provided (other than disclosure solely as necessary for the provision of the Covered Services and in any such event subject to all of the provisions of Article 21) to third parties by Vendor or Vendor Staff, or (3) commercially exploited by or on behalf of Vendor or Vendor Staff.  Vendor hereby irrevocably assigns, transfers and conveys, and shall cause Vendor Staff to assign, transfer and convey, to AMO without further consideration all of its and their right, title and interest in and to the AMO Data.

          15.02      Correction of Errors.

          At Vendor’s expense, Vendor shall promptly correct any errors or inaccuracies in the AMO Data produced by or residing on any of the Systems and the reports delivered to AMO under this Agreement, caused by Vendor or Vendor Staff.  At AMO’s request and expense, Vendor shall promptly correct any other errors or inaccuracies in the AMO Data or such reports.

          15.03      Return of AMO Data.

          Upon request by AMO at any time during the Term and upon expiration or termination of this Agreement, Vendor shall (1) promptly return to AMO, in the format and on the media requested by AMO, including the original format and media in or on which the AMO Data was generated, all or any part of the AMO Data and (2) erase or destroy all other AMO Data in Vendor’s possession.  Any archival tapes containing AMO Data shall be used by Vendor and Vendor Staff solely for back-up purposes.

          15.04      Loss of Data on Desktops and Laptops.

          In the event of a loss of data, information and/or software residing on an end user’s desktop or laptop (“PC Data Loss”), Vendor shall perform its applicable obligations expressly set forth in the SOW.  The foregoing, together with Vendor’s performance of any applicable obligations expressly set forth in the DRP, shall be Vendor’s exclusive obligation and liability with respect to any PC Data Loss not caused by Vendor or any Vendor Staff.

ARTICLE XVI
CONSENTS

          16.01      Consents.

          All Consents that are the responsibility of Vendor under this Agreement as set forth in Schedule 16.01 shall be obtained and maintained by Vendor with AMO’s cooperation, and Vendor shall pay any costs of obtaining and maintaining such Consents. All Consents that are the responsibility of AMO or AMO Entities under this Agreement as set forth in Schedule 16.01 shall be obtained and maintained by AMO, and AMO shall pay any costs of obtaining and maintaining such Consents.

ARTICLE XVII
CONTINUED PROVISION OF SERVICES

          17.01      Force Majeure.

          If, and to the extent that, a Party’s performance of any of its obligations pursuant to this Agreement, other than an obligation to make timely payment of undisputed amounts owed to a Party hereunder, is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, declared or undeclared, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar cause beyond the reasonable control of such Party (each, a “Force Majeure Event”), whether or not foreseeable, and such non-performance, hindrance or delay could not have been prevented by reasonable (at such time) precautions, then the non-performing, hindered or delayed Party shall be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use its diligent efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means.  The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event.  The occurrence of a Force Majeure Event does not excuse, limit or otherwise affect Vendor’s obligation to provide either normal recovery procedures or any other disaster recovery services described in Schedule 3.08.

          17.02      Alternate Source.

          If any Force Majeure Event prevents, hinders or delays performance of the Covered Services for more than seven (7) days, AMO, notwithstanding Section 3.07, may procure such Covered Services from an alternate source and Vendor shall reimburse AMO for the actual, documented, reasonable (under the circumstances in light of time frames and maintenance of continuity) costs and expenses incurred by AMO in procuring such Covered Services, to the extent that those costs and expenses exceed Vendor’s Charges hereunder for such Covered

Services.  If the Force Majeure Event continues to prevent, hinder or delay performance of the Covered Services for more than thirty (30) days, AMO may terminate this Agreement (or portion thereof) as of a date specified by AMO in a termination notice to Vendor.  If the Force Majeure Event continues to prevent, hinder or delay performance of the Covered Services for more than sixty (60) days and AMO has procured such Covered Services from an alternate source, Vendor may terminate this Agreement (or portion thereof) by providing AMO with one hundred and twenty (120) days prior written notice.

          17.03      No Payment for Unperformed Services.

          Except as provided in Section 17.01, nothing in this Article shall limit AMO’s obligation to pay any of the Charges due Vendor under this Agreement; provided, however, that if Vendor fails to provide the Covered Services in accordance with this Agreement due to the occurrence of a Force Majeure Event, the Charges shall be adjusted in a manner such that AMO is not responsible for the payment of any Charges for Covered Services that Vendor fails to so provide in accordance with this Agreement.

          17.04      Performed Services in Arrears.

          To the extent that Vendor has any rights to discontinue the Covered Services because of AMO’s unexcused non-payment of any undisputed portion(s) of the Charges, such rights shall be the same as those provided in Section 25.06.

          17.05      Allocation of Resources.

          Whenever a Force Majeure Event or a disaster causes Vendor to allocate limited resources between or among Vendor’s customers, Vendor shall not provide to any other customers of Vendor priority over AMO.  In addition, in no event shall Vendor redeploy or reassign any Vendor Key Employee to another account in the event of a Force Majeure Event, other than temporarily during the continuation of a Force Majeure Event that directly relates to the employee resources of Vendor.

ARTICLE XVIII
PAYMENTS TO VENDOR

          18.01      Base Charge.

          In consideration of Vendor providing the Designated Services, AMO shall pay to Vendor the Base Charges.  All Charges are expressed in and are payable in United States Dollars (US$).

          18.02      Base Charges All Inclusive.

          Except for AMO’s retained costs set forth in the Schedule 18.02 (“Retained Costs”), the Base Charges are all inclusive of all Charges payable for the Designated Services hereunder.  Except as may be expressly set forth in this Agreement there shall be no other charges, fees, costs expenses or any other amounts payable by AMO under this Agreement.

          18.03      Adjustments to Charges.

          Except as may be otherwise expressly provided in this Agreement, there shall be no adjustments to the Charges.

          18.04      Rights of Set-Off.

          With respect to any amount that Vendor does not dispute in good faith should be reimbursed or paid to AMO, AMO may upon notice to Vendor deduct the entire amount owed to AMO against the Charges otherwise payable or expenses owed to Vendor under this Agreement.

          18.05      Proration.

          All periodic Charges under this Agreement are to be computed on a calendar month basis and shall be prorated on a per diem basis for any partial month.

          18.06      Refundable Items.

          In the event Vendor receives during the Term any refund, credit or other rebate (including deposits) in connection with an AMO Third Party Contract that is attributable to periods prior to the Effective Date or for which AMO retained financial responsibility after the Effective Date, then Vendor shall promptly (1) notify AMO of such refund, credit or rebate and (2) pay to AMO the full amount of such refund, credit or rebate.

          18.07      Unused Credits.

          Any unused credits against future payments owed to either Party by the other pursuant to this Agreement shall be paid to the applicable Party within thirty (30) days of the earlier of the expiration or termination of this Agreement.

          18.08      ***.

          ***.

18.09 Taxes.

(1)

Vendor is solely responsible for payment of any sales, service, withholding, value-added, use, intangible or similar taxes, duties, levies, imposts, deductions, assessments, fees or similar charges however designated, resulting from the AMO Entities’ purchase or use of the Covered Services (collectively hereinafter referred to as “Taxes”) in effect on the Effective Date of this Agreement.  AMO is solely responsible for payment of any new Taxes, or increases in Taxes, that are enacted subsequent to the Effective Date, excluding (a) Taxes based on the income of Vendor, ***, and (c) increases in Taxes resulting from a relocation of a Vendor Service Location to a different jurisdiction, with such items (a), (b), and (c) the sole responsibility of Vendor.  Each party agrees to hold harmless the other party from all claims and liability for penalties or interest arising from such party’s failure to report or pay in a timely fashion all such Taxes that are the responsibility of that party under this Agreement.  In the event that any Taxes that are the responsibility of AMO hereunder effectively increase the amounts owed by AMO in connection with the Covered Services, Vendor shall use commercially reasonable efforts to assist AMO in reducing or eliminating such Taxes and, as applicable and at the election of AMO, perform the applicable portions of the Covered Services from a new Designated Vendor Service Location to be mutually agreed to by the parties.  If a change to a new Designated Vendor Service Location cannot be done without additional costs to Vendor (as determined by the Steering Committee), then AMO shall pay Vendor for the documented, reasonable costs that are (a) approved in writing by AMO in advance, and (ii) actually incurred by Vendor to implement such change.

(2)

The Parties shall reasonably cooperate, and instruct any of the Parties’ entities to cooperate, as and to the extent reasonably requested by either Party, in connection with the filing of tax returns and any governmental audit, litigation or other proceeding with respect to tax items attributable to the Covered Services.  Each Party’s cooperation shall include (a) upon the other Party’s request, the provision, at reasonable rates, of existing records and information not considered to be a Party’s Confidential Information that are reasonably relevant to such other Party’s tax return, audit, litigation or other proceeding relating to these tax items and liabilities, (b) making reasonably available, at reasonable rates, employees having knowledge about these tax items and liabilities, and (c) the preservation of any information, records or documents mutually agreed to by the Parties in advance until the expiration of any applicable tax statute of limitations or extensions thereof (but shall not destroy any of the information, records or documents until the expiration has been confirmed in writing by the other Party; provided, however, that, if a proceeding has been instituted for which the information, records or documents are required prior to the expiration of the applicable statute of limitations, the information, records or documents shall be retained until there is a final determination with respect to that proceeding).  Nothing herein contained shall interfere with the right of the AMO Entities or the Vendor to arrange its tax affairs in whatever manner it deems appropriate nor oblige the AMO Entities or Vendor to disclose any information relating to its tax affairs or any computations in respect thereof.

ARTICLE XIX
PAYMENT SCHEDULE  AND INVOICES

          19.01          Charges.

          Within ten (10) days after the last day of each month of the Term, Vendor shall invoice AMO for the Charges for the Designated Services performed in accordance with this Agreement during that month.  The Charges for the first month of the Term shall be due and payable to Vendor in accordance with Section 19.02.  The Charges for each subsequent month during the Term shall be due and payable to Vendor within thirty (30) days after the date of receipt by AMO of Vendor’s invoice therefor.

19.02 Payment of Invoices.

(1)

AMO shall pay each invoice or part thereof which it does not dispute in good faith, within *** days of receipt thereof. Payment of any disputed portion of an invoice may be withheld by AMO until settlement of the dispute, provided that AMO is proceeding in good faith with reasonable diligence to resolve the dispute.

(2)

If, within *** days of receipt of invoice, Vendor has not received payment of the undisputed amount, Vendor will so notify AMO in writing.  Any amounts not subject to a reasonable, good faith dispute that remain unpaid *** days past the date of AMO’s receipt of a valid invoice therefor are subject to a late fee calculated at the rate of Interest dating from AMO’s receipt of such invoice until payment for such amount is received by Vendor.

(3)

In respect of disputed invoices where Vendor amends an invoice in satisfaction of the dispute or provides documentation required to substantiate invoice details, the time period for payment specified in this Section shall govern from the date of receipt of the amended invoice or the required documentation. Vendor shall provide invoices with varying degrees of detail (e.g., per End-User, product, department, project, site), as reasonably requested by AMO.

(4)

Notwithstanding anything to the contrary provided elsewhere in this Agreement, Vendor reserves the right to suspend performance of the applicable portion of the Covered Services if AMO is more than *** days in arrears with respect to undisputed in good faith amounts that in the aggregate exceed *** of the average monthly Charges for such *** period (“Material Undisputed Amounts”).

ARTICLE XX
CONFLICTS OF INTEREST; AUDITS

          20.01          Conflicts of Interest.

          Except as otherwise expressly provided herein, neither Vendor nor any director, employee or agent of Vendor or Vendor Staff shall give to or receive from any director, employee or agent of AMO or any of the AMO Controlled Affiliates any significant gift, significant entertainment or other favor of significant value, or any commission, fee or rebate.  Likewise, neither Vendor nor any director, employee or agent of Vendor or Vendor Staff shall, without prior written notification thereof to AMO, enter into any business relationship with any director, employee or agent of AMO or any of the AMO Controlled Affiliates, unless such person is acting for and on behalf of AMO or any of the AMO Controlled Affiliates.  Vendor shall promptly notify AMO of any violation of this Section and any consideration received as a result of such violation shall be paid over or credited to AMO.  Additionally, in the event of any violation of this Section, including any violation occurring prior to the Effective Date, resulting directly or indirectly in AMO’s consent to enter into this Agreement, AMO may, at AMO’s sole option, terminate this Agreement within ninety days after its receipt of the notice of such violation.  Any representative(s) authorized by AMO, subject to the limitations and requirements set forth in Section 20.05, may audit records of Vendor and Vendor Staff pertaining to such matters in connection with this Agreement for the sole purpose of determining whether there has been compliance with this Section.  Vendor shall *** provide AMO with all necessary assistance in any audit undertaken pursuant to this Section 20.01.  Vendor shall require its employees who may be connected with the subject matter of this Section and shall use commercially reasonable efforts to cause its agents, subcontractors and representatives to require all of their employees who may be connected with the subject matter of this Section, to reasonably assist AMO in making such audits; provided that the foregoing shall not be interpreted to obligate Vendor or the agents, subcontractors and representatives of Vendor to obtain the written agreement of such employees to provide such cooperation.

          20.02          Record Retention.

          Vendor and Vendor Staff shall maintain complete and accurate records in connection with this Agreement and all transactions related thereto, including all records and supporting documentation appropriate or necessary to document the Covered Services performed by Vendor and the Charges paid or payable by AMO under this Agreement for a period of *** after the termination or expiration of this Agreement.

          20.03          Services.

          Upon notice from AMO, and subject to the provisions of Section 20.05 hereof, Vendor and Vendor Staff shall provide AMO, AMO Agents, and any of the AMO Entities’ regulators with access to, and any assistance that they may reasonably require, with respect to, the Service Locations and the Systems and any of the records described in Section 20.02, for the purpose of performing audits or inspections of the Covered Services, the Systems, the adequacy of the Vendor security systems, procedures and the Data and Systems Safeguards, by way of penetration tests or otherwise, and the business of the AMO Entities relating to the Covered Services and any of the records relating thereto.  If any audit by an auditor designated by AMO, an AMO Agent or a regulatory authority results in Vendor being notified that Vendor or Vendor Staff are not in compliance with any law, regulation, or audit requirement that is the responsibility of Vendor under this Agreement, if Vendor or Vendor Staff is in fact not in compliance, Vendor shall, and shall cause Vendor Staff to, promptly comply with such audit.  Vendor shall bear the expense of any such action that is (1) required by a law, regulation or other audit requirement relating to Vendor’s business or (2) necessary due to Vendor’s noncompliance with any law, regulation or audit requirement imposed on Vendor.  To the extent the expense is not payable by Vendor pursuant to the preceding sentence, AMO shall bear the expense of any such compliance that is (a) required by a law, regulation or other audit requirement relating to the AMO Entities’ businesses or (b) necessary due to the AMO Entities’ noncompliance with any law, regulation or audit requirement imposed on the AMO Entities.

          20.04          Charges.

          Upon notice from AMO, and subject to the provisions of Section 20.05 hereof, Vendor shall provide AMO and AMO Agents with access to audit, review and copy such records and supporting documentation relating to the Charges as may be reasonably requested by AMO.  AMO and AMO Agents may audit the Charges charged to AMO to determine if such Charges are accurate and in accordance with this Agreement ***.

(1)

If, as a result of such audit, AMO determines that Vendor has overcharged or undercharged AMO, AMO shall notify Vendor of the amount of such overcharge/undercharge (with appropriate documentation) and Vendor shall promptly pay to AMO the amount of the overcharge, net of undercharges, plus Interest calculated from the date of receipt by Vendor of the net overcharged amount until the date of payment to AMO.  In the event that Vendor disputes in good faith the amount of any overcharge, such disputes will be handled pursuant to Article 24 of this Agreement and no credit shall be given until final resolution of such dispute.  In the event that the audit reveals that any fees or expenses have been net under-billed, Vendor shall include such net amount in the following invoice.

(2)

In addition to AMO’s rights set forth in Section 20.04(1), in the event any such audit reveals a net overcharge to AMO of more than *** the amount of the total cost of such audit, Vendor shall issue to AMO a credit against the Charges and shall  reimburse AMO an amount equal to the cost of such audit.

          20.05          Conduct of Audits.

          Any third party auditor designated by AMO shall (i) not be engaged primarily in the business of providing information technology infrastructure support services, including deskside support, help desk, IMAC, hardware or software deployment, outsourcing or related consulting services (other than an accounting or auditing firm that has a separate business unit performing such services, provided that no employees or agents of that business unit are involved in such audit) and (ii) must execute a reasonable nondisclosure agreement with AMO that protects the Confidential Information of Vendor and contains provisions at least as stringent as those set forth in Article 21.  Any audit conducted under this Agreement shall be conducted during normal business hours upon reasonable advance written notice; provided that Vendor shall not be required to make such records available for inspection more than once per year unless otherwise provided for under this Agreement or AMO requests in good faith more frequent inspections.  In no event shall AMO have any access to the confidential information of Vendor’s other customers; provided that a nationally recognized third-party auditor may review redacted portions of such information (which exclude customer identifiable information) as reasonably necessary to conduct the audit and provided further that such auditor agrees in writing to reveal only the required results of such audit to AMO, to the extent the foregoing is not prohibited by the relevant customer agreement(s).  Subject to the provisions of Section 20.04(2), any audit conducted pursuant to this Agreement shall be at the sole expense of AMO, and shall be subject to all of Vendor’s policies and reasonable instructions relating to safety, security and standards of appearance and conduct while on Vendor’s premises and shall be conducted expeditiously and in a manner designed to minimize, to the extent reasonably practicable, any interference with or disruption of the normal business operations of Vendor.

ARTICLE XXI
CONFIDENTIALITY

          21.01          General Obligations.

          All Confidential Information relating to or obtained from the AMO Entities or Vendor shall be held in confidence by the recipient of such Confidential Information (the “Recipient”) to the same extent and in at least the same manner as the Recipient protects its own confidential or proprietary information.  Neither AMO nor Vendor shall disclose, publish, copy, release, transfer or otherwise make available Confidential Information of, or obtained from, the other in any form to, the Party which disclosed such Confidential Information (the “Disclosing Party”) in any form to, or for the use or benefit of, any person or entity without the Disclosing Party’s consent.  Each of AMO and Vendor shall, however, be permitted to disclose relevant aspects of the other’s Confidential Information to its officers, directors, agents, professional advisors, contractors, subcontractors and employees and to the officers, directors, agents, professional advisors, contractors, subcontractors and employees of its Affiliates to the extent that such disclosure is not restricted under this Agreement, any Consents or any Governmental Approvals and only to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations, or the preservation of its rights, under this Agreement; provided, however, that the Recipient shall take commercially reasonable measures to ensure that Confidential Information of the Disclosing Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, agents, professional advisors, contractors, subcontractors and employees, by, among other things, requiring such officers, directors, agents, professional advisors, subcontractors and employees to enter into confidentiality and nondisclosure agreements that protect the Disclosing Party’s Confidential Information and that contain provisions at least as stringent as those contained in this Article 21; provided, however, that AMO may not disclose Vendor Confidential Information to third parties that provide services similar to or in competition with Vendor, even in connection with Vendor’s performance of the Covered Services  The foregoing is not intended to, and shall in no manner, restrict or be in derogation of ***.  The obligations in this Section shall not restrict any disclosure pursuant to any applicable law or by order of any court or government agency (provided that the Recipient shall give prompt notice to the Disclosing Party of such order in such time as to permit the Disclosing Party to participate in the response to any such order) and shall not apply with respect to information that (1) is independently developed by the Recipient without violating the Disclosing Party’s proprietary rights as shown by the Recipient’s written records, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by the Recipient at the time of disclosure, as shown by the Recipient’s written records, and the Recipient has no obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into before the Effective Date between AMO and Vendor, (5) is rightfully received by a Party free of any obligation of confidentiality, or (6) with respect solely to a particular disclosure, such disclosure is approved in writing by the Disclosing Party.  Vendor will have the right to compile and use statistical analyses and reports utilizing aggregated data derived from and relating to the AMO Entities’ use of the Covered Services (but excluding the AMO Data), both internal and external to Vendor, so long as the information and data contained in such analyses and reports do not in any way identify any AMO Entity or disclose any AMO Data or any Confidential Information of any AMO Entity.

          21.02          Attorney-Client Privilege.

          Vendor recognizes that it may obtain access to documents, data and databases created by and for the AMO Entities and associated communications related thereto (collectively, “Privileged Work Product”) which are confidential attorney work product or subject to the attorney-client privilege and which are clearly marked or identified as such.  In addition to the obligations in Sections 21.01 and 21.03, Vendor shall not reveal Privileged Work Product to third parties and Vendor shall institute commercially reasonable safeguards to prevent the disclosure of Privileged Work Product to third parties.  The only Project Staff who may have access to Privileged Work Product shall be those for whom such access is necessary for the purpose of providing services to the AMO Entities as provided in this Agreement.  Vendor recognizes that some or all of the Privileged Work Product may have been prepared in anticipation of litigation and that Vendor is performing the Covered Services in respect of Privileged Work Product as an agent of the AMO Entities, and that all matter related thereto may be protected from disclosure by Rule 26 of the United States Federal Rules of Civil Procedure (or any similar law in other local jurisdictions).  Should Vendor ever be notified of any judicial or other proceeding seeking to obtain access to Privileged Work Product, Vendor shall immediately notify AMO and take such reasonable actions as may be specified by AMO to resist providing such access, and AMO shall have the right to require Vendor to retain mutually accepted counsel to so represent Vendor, provided that AMO shall reimburse Vendor for reasonable attorneys’ fees and expenses incurred in resisting such access.

          21.03          Unauthorized Acts.

          Without limiting either Party’s rights in respect of a breach of this Article, each Party shall:

(1)

promptly notify the other Party of any unauthorized possession, use or knowledge, or attempt thereof, of the other Party’s Confidential Information by any person or entity that may become known to such Party;

(2)

promptly furnish to the other Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and reasonably assist the other Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information and, if the unauthorized possession, use or knowledge is by a person or entity other than an employee, director, representative, agent or subcontractor of such Party, at the expense of the other Party;

(3)

reasonably cooperate with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its proprietary rights and, if the unauthorized possession, use or knowledge is by a person or entity other than an employee, director, representative, agent or subcontractor of such Party, at the expense of the other Party; and

(4)	if the unauthorized possession, use or knowledge is by an employee, director, representative, agent or subcontractor of such Party, promptly use its best efforts to (and, generally with respect to all others, use commercially reasonable efforts to) prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information.

ARTICLE XXII
REPRESENTATIONS AND WARRANTIES

22.01 By AMO.

AMO represents and warrants that:

(1)	AMO is a corporation, validly existing and in good standing under the laws of Delaware;

(2)	AMO has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(3)

AMO is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on AMO’s ability to fulfill its obligations under this Agreement;

(4)	the execution, delivery and performance of this Agreement has been duly authorized by AMO;

(5)

AMO is in compliance with all applicable Federal, state, local or other laws and regulations applicable to AMO in connection with its obligations under this Agreement and has obtained all applicable permits, licenses and Governmental Approvals required of AMO in connection with its obligations under this Agreement; and

(6)

there is no outstanding litigation, arbitrated matter or other dispute to which AMO is a party which, if decided unfavorably to AMO, would reasonably be expected to have a potential or actual material adverse effect on AMO’s or Vendor’s ability to fulfill its respective obligations under this Agreement.

22.02 By Vendor.

Vendor represents and warrants that:

(1) Vendor is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

(2)	Vendor has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(3)

Vendor is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Vendor’s ability to fulfill its obligations under this Agreement;

(4)	the execution, delivery and performance of this Agreement has been duly authorized by Vendor;

(5)

Vendor is in compliance with all applicable Federal, state, local or other laws and regulations applicable to Vendor and has obtained all applicable permits, licenses and Vendor Government Approvals required of Vendor in connection with its obligations under this Agreement;

(6)

there is no outstanding litigation, arbitrated matter or other dispute to which Vendor is a party which, if decided unfavorably to Vendor, would reasonably be expected to have a potential or actual material adverse effect on AMO’s or Vendor’s ability to fulfill its respective obligations under this Agreement;

(7)

the Vendor Proprietary Software does not infringe upon the proprietary rights of any third party, and Vendor has obtained and will obtain all rights necessary to grant in full the licenses to the Vendor Software and Tools granted by Vendor under this Agreement without any additional consideration, and to permit the AMO Entities and Authorized Users to use any and all of the Covered Services; and

(8)

The Vendor represents and warrants that the Vendor Provided Systems are designed to be used before, during and after January 1, 2000, and, as applicable, will be performed or will perform in the course of providing services to AMO, including without limitation date-related user-interface functionalities, before, during and after January 1, 2000, without errors, invalid or incorrect results or failures relating to, or which are the product of, date data or date dependent data which represent or reference dates before, during or after January 1, 2000, or represent or reference different centuries or more than one century, or represent or reference any leap year or the year 1999, and to the extent updates, new versions, new releases or any other modifications or improvements of the Vendor Provided Systems are necessary to such performance, they are included in and fully paid by virtue of the payments made by AMO as part of the Base Charge.

(10)

All Project Staff or any other individuals who will perform any portion of the Covered Services shall be trained and certified (and shall maintain any additional training and certification requirements during the term of this Agreement) in accordance with industry standards for persons providing such services.

          22.03          Disclaimer.

          EXCEPT AS SPECIFIED IN SECTION 22.01 AND SECTION 22.02, NEITHER AMO, THE AMO ENTITIES NOR VENDOR MAKES ANY OTHER WARRANTIES WITH RESPECT TO THE SERVICES, THE TERMINATION ASSISTANCE SERVICES OR THE SYSTEMS AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

ARTICLE XXIII
ADDITIONAL COVENANTS

23.01 By AMO.

AMO covenants and agrees with Vendor that during the Term and the Termination Assistance Period:

(1)

AMO shall comply with all applicable Federal, state, local or other laws and regulations applicable to AMO in connection with its obligations under this Agreement and shall obtain all applicable permits and governmental licenses required of AMO in connection with its obligations under this Agreement.

          23.02          By Vendor.

          Vendor covenants and agrees with AMO that during the Term and the Termination Assistance Period:

(1)

Vendor shall comply with all applicable Federal, state, local or other laws and regulations applicable to Vendor and shall obtain all applicable permits and governmental licenses required of Vendor in connection with its obligations under this Agreement;

(2)

None of the Vendor Proprietary Software, the Developed Software, the Work Product, or other items created by, or on behalf of, Vendor and furnished to AMO hereunder will infringe upon the proprietary rights of any third party (except such infringements as may result from modifications by AMO or AMO Agents);

(3)

Vendor and Vendor Staff will not code or knowingly or negligently introduce viruses or similar items into any of the Systems. Vendor agrees that, in the event a virus or similar item is found to have been introduced into any of the Systems, Vendor shall use its commercially reasonable efforts at no additional charge to assist AMO in correcting and reducing the effects of the virus or similar item and, if the virus or similar item causes a loss of operational efficiency or loss of data, to assist AMO to the same extent to mitigate and restore such losses;

(4)	Without the consent of AMO, Vendor and/or Vendor Staff (i) shall not insert into the Software used to provide the Covered Services any code that would have the effect or ability of disabling or otherwise shutting down all or any portion of the Covered Services, and (ii) with respect to any disabling code that may be part of the Software used to provide the Covered Services, Vendor and/or Vendor Staff shall not invoke such disabling code at any time, including upon expiration or termination of this Agreement, without AMO’s consent; and

(5)

the Vendor Equipment, Vendor Software and the Developed Software are century compliant for the Year 2000. In order to be century compliant, Vendor agrees that the Vendor Equipment, Vendor Software and the Developed Software are capable of accounting for all calculations using a century and date sensitive algorithm for the Year 2000 and the fact that the Year 2000 is a leap year. The design and delivery of the Vendor Equipment, Vendor Software and Developed Software, to ensure compliance with the foregoing covenant, shall include date data century recognition, calculations that accommodate same century and multi-century formulae and date values, and date data interface values that reflect the century.

(6)	The Covered Services shall be provided in conformity with the Service Levels set forth in the SOW.

(7)	The Systems and the Covered Services shall conform to the Transition Acceptance Criteria and shall operate in conformity therewith.

(8)

the Systems shall be maintained in accordance with the specifications of the respective vendors of the hardware and software components thereof, and Vendor shall, at no additional charge to AMO, keep all Systems properly maintained and current relative to the software and hardware maintenance recommendations of the respective vendors, including any engineering changes and software enhancements or updates and revisions to correct errors in the components of the Systems provided or recommended by such vendors.

(9)

the Covered Services shall be rendered in a professional and workmanlike manner in accordance with the requirements of the SOW and the Service Levels and in accordance with the generally accepted best practices used in well managed operations performing services similar to the Services.

ARTICLE XXIV
DISPUTE RESOLUTION

          24.01          Steering Committee Resolution of Disputes.

          Except as provided in Section 24.05, the Steering Committee members shall attempt within ten (10) days after the date (the “Issue Date”) an issue is presented in writing by one Party to the other, in good faith to resolve any dispute, controversy or claim related to this Agreement, including any dispute over the breach, interpretation, or validity, but not the termination, of this Agreement.

          24.02      Executive Level Resolution.

          If the Steering Committee cannot so resolve any such dispute referred to in Section 24.01 within such ten (10) day period, or if there is a dispute over termination, AMO and Vendor shall attempt to resolve the dispute through the personal interaction of the Chief Financial Officer of AMO and the Chief Executive Officer of the Vendor.  If either Party has reorganized its company at the time the dispute arises, such that either of the positions described above does not exist any longer, the individual dedicated to the dispute resolution effort shall be of equivalent rank and stature to the person who would have been dedicated, had there been no reorganization.  The Parties shall have an additional twenty (20) days from the Issue Date to resolve the dispute through executive interaction if the dispute was considered by the Steering Committee and not resolved.

24.03 Arbitration of Disputes.

(a)

Except as provided in Section 24.05, if any Disputes arising between any of the Parties hereto in connection with this Agreement (including regarding its existence, validity or termination) cannot be resolved under Sections 24.01 and 24.02 within thirty (30) days from the Issue Date shall be referred and finally settled by binding arbitration under and in accordance with the Rules of the American Arbitration Association (the “AAA”) then in force (the “AAA Rules”).

(b)

The arbitral tribunal for such arbitration (the “Tribunal”) shall be comprised of three arbitrators.  The claimant shall nominate one arbitrator and at the same time shall specify in writing to defendant the matter to be submitted to arbitration.  The defendant shall nominate one (1) arbitrator.  Should a defendant fail to nominate an arbitrator in accordance with the AAA Rules within twenty (20) days after receiving written notification of arbitration, such arbitrator shall promptly be appointed by the AAA.  The two (2) arbitrators so nominated shall nominate the third arbitrator, who shall serve as chairman of the Tribunal.  Such third arbitrator shall be appointed by the AAA should the other two arbitrators not agree upon the chairman within twenty (20) days from the nomination or appointment of the second of the two arbitrators.  If for any reason an arbitrator resigns, is removed or otherwise is no longer serving on the Tribunal, his or her replacement must be nominated within twenty (20) days of such resignation, removal or absence by the Party originally nominating him or her, failing which such replacement shall promptly be appointed by the AAA.

(c)

Any arbitration under this Section 24.03 shall take place in Santa Ana, California, and shall be held in English.  To the full extent permitted by applicable Law, the Tribunal shall apply the laws of the State of California in connection with any such arbitration.  All decisions shall be by majority on points of substance, law and otherwise.  The Tribunal shall be empowered to provide injunctive relief and refer to extrinsic evidence.

Any award issued by the Tribunal shall state the particular reasons upon which such award is based and shall contain a detailed breakdown of the component(s) of any monetary award.

(d)	Neither the existence of any dispute, controversy or claim nor the fact that arbitration is pending thereunder shall relieve any Party of its respective obligations under this Agreement.

(e)

The Tribunal shall fix the costs of arbitration in its award.  For purpose hereof, “costs of arbitration” shall include (i) the fees of each arbitrator, (ii) travel and other actual documented expenses incurred by the arbitrators, (iii) all AAA administrative costs and expenses, and (iv) the actual and documented costs of expert advice and of other assistance required by the Tribunal.  Unless the Tribunal finds that exceptional circumstances require otherwise, the Tribunal will grant the prevailing Party in arbitration its costs of arbitration and reasonable attorneys’ fees as part of the arbitration award.

(f)

Judgment upon awards or orders for enforcement may be entered by all courts to which an award is presented, and execution may be had in accordance with the law of execution generally applied in the jurisdiction where enforcement is sought.

          24.04      Judgment Upon the Arbitration Award.

          Judgment upon any award rendered by the arbitrator may be entered in any court with jurisdiction.  The prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in any court proceeding relating to the enforcement or collection of any award or judgment rendered by the arbitrator under this Agreement.

          24.05      Exceptions

          Neither Party will be required to mediate or arbitrate any dispute relating to actual or threatened (i) unauthorized disclosure of a Party’s Confidential Information or (ii) violation of a Party’s proprietary rights.  Either Party will be entitled to seek in any court of competent jurisdiction injunctive, preliminary or other equitable relief, in addition to damages, including court costs and fees of attorneys and other professionals, to remedy any actual or threatened violation of its rights with respect to which mediation or arbitration is not required hereunder.

          24.06      Continuity of Services.

          In the event of a dispute between Vendor and AMO, Vendor shall, subject to Section 19.02(4), continue to so perform its obligations under this Agreement in good faith during the resolution of such dispute unless and until this Agreement is terminated in accordance with its provisions.

ARTICLE XXV
TERMINATION

          25.01      Termination for Convenience.

          AMO may terminate this Agreement, in whole or in part, for convenience at any time *** by giving Vendor written notice of the termination at least *** days prior to the termination date specified in the notice.  If AMO terminates a portion of the Services pursuant to this Section, then the Base Charges shall be adjusted in an amount determined in good faith by the Steering Committee.  Upon termination of this Agreement in accordance with this Section, AMO shall pay to Vendor the Wind Down Costs (with such Wind Down Costs due within thirty (30) days after AMO’s receipt of the applicable invoice).

          25.02      Termination due to Change in Control of AMO.

          In the event of a Change in Control of AMO, AMO may terminate this Agreement by giving Vendor notice of the termination at least *** days prior to the termination date specified in the notice.  Vendor, however, may not terminate this Agreement due to a Change in Control of AMO or any AMO Entity.  Upon termination of this Agreement in accordance with this Section, AMO shall pay to Vendor the Wind Down Costs (with such Wind Down Costs due within thirty (30) days after AMO’s receipt of the applicable invoice).

          25.03      Termination Fee.

          In case of any termination under Section 25.02 or 25.04 AMO shall pay an early termination fee equal to *** (“Termination Fee”).  No such Termination Fee is due in case of any termination under Sections 25.01, 25.05, or 25.07.

          25.04      Termination due to Change in Control of Vendor.

          In the event of a Change in Control of Vendor, AMO may terminate this Agreement by giving Vendor written notice of the termination at least ***prior to the termination date specified in the notice.  Upon termination of this Agreement in accordance with this Section, AMO shall pay to Vendor the Wind Down Costs (with such Wind Down Costs due within thirty (30) days after AMO’s receipt of the applicable invoice).

          25.05      AMO’s Termination Rights for Cause.

          Subject to the provisions of Section 17.1, if Vendor (a) defaults in the performance of any of its material obligations under this Agreement, and does not cure such default within thirty (30) days of receipt (the “Default Cure Period”) of a notice of default specifying the nature of the default (the “Default Notice”); (b) materially breaches any other duty or obligation under this Agreement and does not cure such default within the Default Cure Period following a Default Notice, provided that if such breach is not capable of being cured within the Default Cure Period and Vendor is using its best efforts to cure, Vendor shall have an additional thirty (30) days to cure, or (c) commits numerous breaches of its duties hereunder, which in the aggregate become material even if such breaches are not themselves material, and such breaches are not cured within the Default Cure Period following a Default Notice; AMO may, by giving notice to

Vendor, terminate this Agreement, in whole or in part, as of the termination date specified in the Default Notice.

          25.06      Vendor’s Termination Rights for Cause.

          Vendor may terminate this Agreement immediately if, after sending AMO a Default Notice, AMO fails to pay Material Undisputed Charges and AMO does not remit any such Material Undisputed Charges to Vendor within 90 days of receipt of such Default Notice.

          25.07      Termination for Insolvency.

          Either Party may terminate this Agreement upon written notice to the other Party if the other Party ceases to function as a going concern, becomes insolvent, makes an assignment for the benefit of creditors, files a petition in bankruptcy, permits a petition in bankruptcy to be filed against it and such petition or proceeding is not terminated or dismissed within sixty (60) days of such filing, or admits in writing its inability to pay its debts as they mature, or if a receiver is appointed for a substantial part of its assets.

ARTICLE XXVI
TERMINATION ASSISTANCE

          26.01          Termination Assistance Services.

          Upon AMO’s request, and regardless of the reason for the full or partial termination or expiration of this Agreement, Vendor shall during the Termination Assistance Period, provide the Termination Assistance Services at the Base Charges (and the charges agreed to in writing for any Out of Scope Services) being paid by AMO at the time of such termination or expiration.  If termination is by Vendor in accordance with Section 25.06, then Termination Assistance Services will be provided upon payment in advance by AMO for such services.  Vendor’s quality and level of performance during the Termination Assistance Period shall not be degraded and, at AMO’s request, Termination Assistance Services shall be provided either to AMO or to another supplier of AMO’s choosing.  After the expiration of the Termination Assistance Period and for a period of *** thereafter, Vendor shall (1) be reasonably available to answer questions from AMO regarding the Services on an “as needed” basis at Vendor’s then standard billing rates, (2) deliver to AMO any remaining AMO-owned reports and documentation still in Vendor’s possession, and (3) deliver to AMO, at no additional cost to AMO, a copy of the in-use version and release of the AMO Software.  Vendor’s assistance after the expiration of the Termination Assistance Period shall include, but not be limited to, consulting services, software configuration and reviewing all supported Application and System Software with a new service provider.  In the event that AMO has selected or is contemplating the selection at a new party to provide the services contemplated under this Agreement, Vendor shall provide the Termination Assistance Services to such party or parties as identified by AMO.

          In all instances, to the extent Vendor is utilizing agents and/or authorized subcontractors to provide the Covered Services, Vendor shall ensure that such agents and/or subcontractors continue to provide the Covered Services at the same quality level during the Termination Assistance Period as provided during the Term.

26.02 Exit Rights.

Upon the End Date:

(1)

The rights granted to Vendor and Vendor Staff in Section 14.01 shall immediately terminate and Vendor shall, and shall cause Vendor Staff to, (i) deliver to AMO, at no cost to AMO, a current copy of the AMO Software in the form in use as of the End Date and (ii) destroy or erase all other copies of the AMO Software in Vendor’s or Vendor Staff’ possession.  Vendor shall, upon AMO’s request, certify to AMO that all such copies have been destroyed or erased.

(2)

Each Party shall, and shall cause its employees, agents, subcontractors, directors and representatives to deliver to the other Party, at no cost to the other Party, all Confidential Information of the other Party, including in the case of AMO the AMO Data, and any copies thereof and all other copies of the other Party’s Confidential Information in such Party’s or its employees’, agents’, subcontractors’, directors’ or representatives’ possession.  Each Party shall, upon the other Party’s request, certify to the other Party that all such Confidential Information and any copies thereof have been destroyed or returned.  If requested by AMO, Vendor shall deliver the AMO Data in a non-proprietary format of AMO’s designation, and AMO shall reimburse Vendor for the mutually agreed costs, if any, reasonably incurred by Vendor to accomplish the foregoing formatting.

(3)

Vendor shall (i) deliver to AMO a copy of all of the (x) Developed Software and (y) Work Product, in the form in use as of the End Date, and (ii) destroy or erase all other copies of the Developed Software and the Work Product in Vendor’s possession.

(4)

Upon AMO’s request, with respect to (i) any agreements for maintenance, disaster recovery services or other necessary third party services being used by Vendor or Vendor Staff to provide the Services as of the End Date (to the extent permitted therein) and (ii) any other contracts or agreements used by Vendor to supply the Services, to the extent permitted therein, Vendor shall, and shall cause Vendor Staff to, transfer or assign such agreements (or the applicable portions thereof) to AMO or its designee, at AMO’s expense, on terms and conditions acceptable to all applicable parties.

(5)

Upon AMO’s request, Vendor shall sell to AMO or its designee (i) the Vendor Equipment primarily being used by Vendor or Vendor Staff to perform the Services as of the End Date; and (ii) any assets transferred by AMO to Vendor or Vendor Staff, all free and clear of all liens, security interests or other encumbrances, ***.

(6)

AMO shall have the right but not the obligation to assume contracts, or the applicable portions thereof, (to the extent permitted therein) for any Covered Services provided by third parties for Vendor (including Vendor Third Party

Software) that are primarily used by Vendor to provide Covered Services to AMO.

(7)	AMO shall have the right but not the obligation to assume Vendor’s leases (to the extent permitted therein) for any Equipment primarily used by Vendor to provide the Covered Services.

(8)	Vendor shall perform an orderly turnover and assistance with all necessary data and work processes used or collected by Vendor in its provision of Covered Services to AMO.

(9)

With respect to the agreements, contracts, and leases mentioned in items (4), (6) and (7), Vendor shall use commercially reasonable efforts to obtain the right to assign to AMO such agreements, contracts, and leases (or the applicable portions thereof).

ARTICLE XXVII
INDEMNITIES

          27.01          Indemnity by AMO.

          AMO shall indemnify, hold harmless Vendor from, and defend Vendor against, any Losses and Judgements arising out of or relating to any third party Claim:

(1)

That the AMO Proprietary Software or any other materials or items created by, or on behalf of (except as created by Vendor or any Vendor Staff), AMO and provided to Vendor hereunder infringes upon the proprietary rights of any third party, except to the extent, and only to the extent, that such infringement is caused by (a) Vendor or Vendor Staff’ misuse or modification thereof; (b) Vendor or Vendor Staff’ failure to use corrections or modifications thereof provided by the AMO Entities or AMO Agents; (c) Vendor or Vendor Staff’ use thereof in combination with any product or information not furnished by the AMO Entities or AMO Agents or (d) written information, directions, specifications or materials provided by Vendor or Vendor Staff.

(2)	Relating to any breach by AMO of its obligations set forth in Article 18.

(3)	Relating to any amounts, including taxes, interest and penalties, assessed against Vendor that are the obligation of AMO pursuant to Article 18.

(4)

Relating to personal injury (including death) or tangible property damage resulting from AMO’s or AMO Agent’s acts or omissions, except to the extent attributable to the acts or omissions of Vendor or Vendor Staff.

(5)	Relating to the inaccuracy, untruthfulness or breach of any representation, warranty or covenant made by AMO or an AMO Agent under Section 22.01 or 23.01.

(6)

Relating to AMO’s failure to obtain and maintain all Governmental Approvals specifically relating to AMO Entities’ receipt of the Covered Services or to the development, manufacturing and marketing of medical devices for eye and contact lens care products.

(7)

Relating to (a) a violation of Federal, state, local or other laws or regulations for the protection of persons or members of a protected class or category of persons by AMO, including unlawful discrimination or (b) claims of an employee of AMO for wages or benefits.

27.02 Indemnity by Vendor.

          Vendor shall indemnify, hold harmless AMO and the AMO Controlled Affiliates from, and defend AMO and the AMO Controlled Affiliates against, Losses and Judgements arising out of or relating to any third party Claim:

(1)

That the Tools, the Developed Software, the Work Product, the Vendor Software, any enhancements or modifications to the AMO Software performed by Vendor or Vendor Staff or any other resources or items provided to the AMO Entities by Vendor or Vendor Staff infringe upon the proprietary rights of any third party except to the extent, and only to the extent, that such infringement is caused by (a) AMO, the AMO Entities’ or AMO Agents’ misuse or modification thereof (b) AMO, the AMO Entities’ or AMO Agents’ failure to use corrections or modifications thereof provided by Vendor or Vendor Staff, or (c) written information, directions, specifications or materials provided by AMO, the AMO Entities or AMO Agents.

(2)	Relating to the inaccuracy, untruthfulness or breach of any representation, warranty or covenant made by Vendor or a Vendor Agent under Section 22.02 or 23.02.

(3)	Relating to Vendor’s or a Vendor Agent’s failure to obtain or maintain the Vendor Governmental Approvals.

(4)

Relating to (a) a violation of Federal, state, local or other laws or regulations for the protection of persons or members of a protected class or category of persons by Vendor or Vendor Staff, including unlawful discrimination, or (b) claims of an employee of Vendor or any Vendor Staff for wages or benefits in connection with the performance of any of the Covered Services.

(5)	Relating to any amounts, including taxes, interest and penalties, assessed against the AMO Entities that are the obligation of Vendor or Vendor Staff pursuant to Article 18.

(6)	Relating to a breach by Vendor or any Vendor Staff of Article 7.

(7)

Relating to personal injury (including death) or tangible property damage resulting from Vendor’s or any Vendor Staff’s acts or omissions, except to the extent attributable to the acts or omissions of an AMO Entity or AMO Agent.

(8)

Subject to Section 27.01(2), relating to any liabilities or expenses connected with Vendor’s failure to promptly pay for any and all services, materials, equipment or labor used by Vendor in providing the Covered Services.

(9)	Relating to any breach by Vendor or any Vendor Staff of their obligations hereunder with respect to AMO Data.

27.03 Obligation to Replace.

          In the event that the AMO Entities’ use of the Developed Software, the Work Product, the Vendor Software, any enhancements or modifications to the AMO Software performed by Vendor or Vendor Staff or any other materials or items provided to the AMO Entities by Vendor or Vendor Staff (each, as applicable, the “Indemnified Component”; collectively, the “Indemnified Components”) (1) infringes upon the proprietary rights of any third party or (2) is enjoined or any AMO Entity’s use of any of the Covered Services is enjoined due to any such Indemnified Component, Vendor shall, within thirty (30) days after notification such infringement or order, with AMO’s consent and at Vendor’s own cost and expense and in such a manner as to minimize disturbance to AMO business activities:

(1)	obtain for the AMO Entities the right to continue using the Indemnified Component;

(2)	modify the Indemnified Component so that it is not longer infringing (provided that such modification does not adversely affect the AMO Entities’ intended use as contemplated by this Agreement);

(3)	replace the Indemnified Component with a non-infringing functional equivalent; or

(4)	immediately refund the amounts paid to Vendor corresponding to that portion of the Charges relating to such Indemnified Component.

          27.04          Indemnification Procedures.

          If any third party Claim is commenced against a Party entitled to indemnification under any section of this Agreement (the “Indemnified Party”), notice thereof shall be given to the Party that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable.  If, after such notice, the Indemnifying Party shall acknowledge that this Agreement applies with respect to such Claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party, but in no event less than ten (10) days prior to the date on which a response to such Claim is due, to immediately take control of the defense and investigation of such Claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense.  The Indemnified Party shall cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such Claim and any appeal arising therefrom.  No settlement of a Claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the prior consent of the Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned.  After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that Claim.  If the Indemnifying Party does not assume full control over the defense of a Claim subject to such defense as provided in this Section, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

ARTICLE XXVIII
DAMAGES

          28.01      Direct Damages.

          Subject to Section 28.03 below, regardless of the basis of any claim (whether an action in contract or tort), each of the Parties shall be liable to the other, for any direct damages arising out of or relating to its performance or failure to perform under this Agreement in an aggregate amount not to exceed ***.

          28.02      Consequential Damages.

          Subject to Section 28.03 below, neither Party shall be liable for, nor will the measure of damages include, any indirect, incidental, punitive, special exemplary, or consequential damages arising out of or relating to its performance or failure to perform under this Agreement, whether in an action in contract or tort and even if such Party has been advised of the possibility of such damages.

28.03 Limitation on Liability.

(1)

In connection with ***, (a) the limitations set forth in Section 28.01 and 28.02 shall not apply and (b) each of the Parties shall be liable to the other for any direct and consequential damages (and with respect to item (ii) Losses and Judgements) arising out of or relating to the foregoing in an aggregate amount not to exceed ***.

(2)

Vendor’s total aggregate limitation of liability together under this Article 28 shall not in total exceed ***.  AMO’s total aggregate limitation of liability together under this Article 28 shall not in total exceed *** plus the amount of any unpaid Charges owed to Vendor by AMO hereunder.

ARTICLE XXIX
INSURANCE

29.01 Insurance.

(1)

Without in any way limiting Vendor’s liability pursuant to Section 27.02, Vendor, during the Term, shall maintain the following insurance and all insurance that may be required under the applicable laws, ordinances and regulations of any governmental authority with financially sound companies:

(a)

Workers’ Compensation and Employer’s Liability Insurance as prescribed by applicable law or otherwise, including insurance covering liability under the Longshore’s and Harbor Workers’ Act, the Jones Act and the Outer Continental Shelf Lands Act, if applicable.

(b)	Commercial General Liability (Bodily Injury and Property Damage) Insurance including the following coverages:

Blanket Broad Form Contractual Liability to cover liability assumed under this Agreement;

Product and Completed Operations Liability; and

Broad Form Property Damage Liability.

The limit of liability of such insurance shall not be less than $5 Million U.S. Dollars combined single limit per occurrence as respects bodily injury and property damage.

(c)

Automobile Bodily Injury and Property Damage Liability Insurance, such insurance to extend to owned, non-owned, and hired automobiles used in the performance of this Agreement.  The limits of liability of such insurance shall not be less than $2 Million U.S. Dollars combined single limit per occurrence as respects bodily injury and property damage.

(2)

The above insurance shall include a requirement that the insurer provide AMO with thirty (30) days written notice prior to the effective date of any cancellation or material change of the insurance.  The insurance specified in this Article shall name AMO as an additional insured with respect to operations performed under this Agreement.  Any cancellation or material alteration of the aforesaid shall not relieve Vendor of its continuing obligation to maintain insurance coverage in accordance with this Article.

(3)	Before commencing any Covered Services, Vendor shall provide AMO with certificates of the insurance coverages and endorsements set forth in this Section.

(4)

Without in any way limiting Vendor’s liability pursuant to Article 28.02, Vendor make commercially reasonable efforts to ensure that Subcontractors obtain the insurance coverages and endorsements set forth in this Section, excepting that both the AMO Entities and Vendor shall be named as additional insureds therein.

(5)	Vendor shall supply evidence of Professional Liability (E&O Insurance) of not less than $5 Million U.S. Dollars.

(6)	Vendor shall list AMO as an additional insured on its General Liability policy.

          29.02      Risk of Loss.

          Vendor is responsible for the risk of loss of, or damage to, any property of the AMO Entities at a Designated Vendor Service Location or an Additional Designated Vendor Service Location, except to the extent such loss or damage was caused by the acts or omissions of the AMO Entities or an Agent of the AMO Entities.  AMO is responsible for the risk of loss of, or damage to, any property of Vendor at an AMO Service Location, except to the extent such loss or damage was caused by the acts or omissions of Vendor or a Vendor Staff.

ARTICLE XXX
MISCELLANEOUS PROVISIONS

30.01 Assignment.

(1)

Neither Party shall, without the consent of the other Party, assign this Agreement, except that (a) AMO may assign this Agreement to an AMO Controlled Affiliate or pursuant to a reorganization or Change in Control of AMO without such consent and (b) Vendor may assign this Agreement without such consent to a wholly owned subsidiary of Vendor or of Vendor’s ultimate parent provided that such assignee expressly assumes in writing all of Vendor’s obligations hereunder (including, without limitation, Vendor’s obligations with respect to the then-current Project Staff).  Upon AMO’s assignment of this Agreement to an AMO Controlled Affiliate or pursuant to a reorganization or Change in Control of AMO, AMO shall be released from any obligation or liability under this Agreement, provided that such assignee expressly assumes AMO’s obligations hereunder and subject to receipt by Vendor of assurances that are reasonably satisfactory to Vendor of the financial standing and credit worthiness of such AMO Controlled Affiliate.  The consent of a Party to any assignment of this Agreement shall not constitute such Party’s consent to further assignment.  This Agreement shall be binding on the Parties and their respective successors and permitted assigns.  Any assignment in contravention of this subsection shall be void.

(2)

In the event that AMO divests an entity or business unit of AMO, Vendor shall, for a period of up to *** from the effective date of such divestiture, at AMO’s request, continue to provide the Covered Services to such divested AMO entity or business unit at the Charges then in effect, subject to receipt by Vendor of assurances that are reasonably satisfactory to Vendor of the financial standing and creditworthiness of such divested AMO entity or business unit.  Upon AMO’s election to have Vendor continue to provide the Covered Services to such divested AMO entity or business unit at the Charges then in effect, AMO shall be released from any obligation or liability under this Agreement with respect to the portion of the Covered Services provided to such divested entity or business unit, provided that such divested entity or business unit of AMO expressly assumes AMO’s obligations hereunder with respect thereto.

          30.02      Notices.

          Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgments, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when sent by telecopy to the telecopy number specified below or delivered by hand to the address specified below.  A copy of any such notice shall also be sent by overnight express mail on the date such notice is transmitted by telecopy to the addresses specified below:

In the case of AMO:

1700 East St Andrews Place, Santa Ana, CA 92614 Attention: CIO Telecopy No.:

With a copy to:

Aimee Weisner, Esq. General Counsel Telecopy No.:

In the case of Vendor:

Siemens Business Services, Inc. 101 Merritt 7, 6th Floor Norwalk, CT 06581

Attention: Law Department Telecopy No.: (203) 642-2386

With a copy to:

Siemens Business Services, Inc. 101 Merritt 7, 6th Floor Norwalk, CT 06581

Attention: CEO Telecopy No: (203) 642-2309

          Either Party may change its address or telecopy number for notification purposes by giving the other Party ten (10) days’ notice of the new address or telecopy number and the date upon which it will become effective.

          30.03      Counterparts.

          This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

          30.04      Consents, Approvals and Requests.

          Except as specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.  Except as specifically set forth in this Agreement or in a signed writing between the Parties, all consents and approvals to be given by either Party under this Agreement shall be effective only if made in a writing signed by the Party giving the consent or approval.

          30.05      Severability.

          If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

          30.06      Waivers.

          No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power.  A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant.  All waivers must be signed by the Party waiving its rights.

          30.07      Publicity.

          Each Party shall (1) submit to the other all advertising, written sales promotions, press releases and other publicity matters relating to this Agreement in which the other Party’s name or mark is mentioned or which contains language from which the connection of said name or mark may be inferred or implied and (2) not publish or use such advertising, sales promotions, press releases or publicity matters without the other Party’s prior written consent.

          30.08      Entire Agreement.

          This Agreement and the schedules and exhibits identified in this Agreement (which are hereby incorporated by reference) represent the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter.  Notwithstanding anything else herein, in the event of any conflict between any term, condition or provision of this Agreement and any schedule or exhibit, the terms, conditions and provisions of this Agreement shall prevail.

          30.09      Amendments.

          No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of each of the Parties.

          30.10      Survival.

          The terms of Sections 11.01(3), 12.06, 15.01, 18.03, 18.04, 18.06, 18.09, 19.02, 20.04 (for a period of one year after the End Date), 20.05 (for a period of one year after the End Date) and Articles 7, 14 (for the period and to the extent set forth therein), 21, 23 (to the extent set forth therein), 24, 25, 26, 27, 28 and 30, together with those other provisions by their terms or purpose are intended to survive the expiration or earlier termination, shall survive the expiration or termination of this Agreement.

          30.11      Third Party Beneficiaries.

          Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties.

          30.12      Governing Law.

          This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles of conflicts of laws.

          30.13      Sole and Exclusive Venue.

          Subject to Section 24.04, each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively in the United States District Court for the Central District of California or in the state courts of the State of California located in Orange County, California, and irrevocably accepts and submits to the sole and exclusive jurisdiction of each of the such courts in personam, generally and unconditionally with respect to any action, suit or proceeding brought by it or against it by the other Party; provided, however, that this Section shall not prevent a Party against whom any legal action, suit or proceeding is brought by the other Party in the state courts of the State of California from seeking to remove such legal action, suit or proceeding, pursuant to applicable Federal law, to the district court of the United States for the district and division embracing the place where the action is pending in the state courts of the State of California, and in the event an action is so removed each Party irrevocably accepts and submits to the jurisdiction of the aforesaid district court.  Each Party hereto further irrevocably consents to the service of process from any of the aforesaid courts by mailing copies thereof by registered or certified mail, postage prepaid, to such Party at its address designated pursuant to this Agreement, with such service of process to become effective thirty (30) days after such mailing.  Each Party waives any right to a jury trial.

          30.14      Covenant of Further Assurances.

          AMO and Vendor covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of AMO and Vendor shall execute and deliver any further legal instruments and perform any reasonable acts that are or may become necessary to effectuate the purposes of this Agreement.

          30.15      Negotiated Terms.

          The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

          30.16      Export.

          AMO and Vendor shall not knowingly export or re-export any personal computer system, hardware, software, technical data or sub-elements under this Agreement, directly or indirectly, to any destinations prohibited by the U.S. Government.  The term “technical data” in this context, means such data as is defined as technical data by applicable U.S. export regulations.

30.17	Federal Regulations; California Regulations.

(1)

Vendor also agrees and covenants that none of its employees, or employees of its Subcontractors, who provide Covered Services to the AMO Entities pursuant to this Agreement in the United States are unauthorized aliens as defined in the Immigration Reform and Control Act of 1986.

(2)

“Segregated Facilities”, as used in this provision, means any waiting rooms, work areas, rest rooms and wash rooms, restaurants and other eating areas, time clocks, locker rooms and other storage or dressing areas, parking lots, drinking fountains, recreation or entertainment areas, transportation, and housing facilities provided for employees, that are segregated by explicitly directive or are in fact segregated on the basis of race, color, religion or national origin because of habit, local custom or otherwise.

(3)

Vendor certifies that it does not and will not maintain or provide for its employees any Segregated Facilities at any of its establishments, and that it does not and will not permit its employees to perform their services at any location under its control where Segregated Facilities are maintained.  Vendor understands and agrees that maintaining or providing Segregated Facilities for its employees or permitting its employees to perform their services at any locations under its control where Segregated Facilities are maintained is a violation of the Equal Opportunity Clause contained at 48 C.F.R. Section 52.222.26 and incorporated herein.

(4)	The following applies to any person who engages in the business, or acts in the capacity, of a contractor under California Bus. & Prof Code Section 7026:

Contractors are required by law to be licensed and regulated by the Contractors’ State License Board which has jurisdiction to investigate complaints against contractors if a complaint regarding a patent act or omission is filed within four years of the date of the alleged violation.  A complaint regarding a latent act or omission pertaining to structural defects must be filed within 10 years of the date of the alleged violation.  Any questions concerning a contractor may be referred to the Registrar, Contractors’ State License Board, P.O. Box 26000, Sacramento, California 95826.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

          Each of AMO and Vendor has caused this Agreement to be signed and delivered by its duly authorized representative.

ADVANCED MEDICAL OPTICS, INC. (“AMO”)

By:	/s/ MARY WEST

Name:	Mary West
Title:	Vice President, Chief Information Officer

SIEMENS BUSINESS SERVICES, INC. (“VENDOR”)

By:	/s/ PETER ROED

Name:	Peter Roed
Title:	Chief Financial Officer